UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           CHINA HOTEL HOLDINGS, INC.
                 (Name of small business issuer in our charter)

         Nevada                             7011                  20-0790894
         ------                             ----                  ----------
(State or other jurisdiction of  (Primary Standard Industrial      IRS I.D.
 incorporation or organization)  Classification Code Number)

9550 Flair Dr. #307, El Monte, CA                                   91731
--------------------------------------------                      -----------
(Address of principal executive offices)                          (Zip Code)
Registrant's telephone number: 626-452-1149



Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

Title of each class of           Amount to be          Proposed maximum       Proposed maximum     Amount of
securities to be registered      registered            offering price per     aggregate offering   registration
                                                       unit (1)               price                fee
Common Stock offered by our      350,000               $.10                   $35,000              $4.43
Selling Stockholders (2)

 ------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

   PROSPECTUS
                           CHINA HOTEL HOLDINGS, INC.

Selling shareholders are offering up to 350,000 shares of common stock. The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

THIS OFFERING IS HIGHLY SPECULATIVE AND THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________________ , 2004.

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
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TABLE OF CONTENTS

Summary Information and Risk Factors..................................................................................6

Risk Factors..........................................................................................................8

Because the company from which we purchased our property and related land use rights has the right to demand immediate payment of the unpaid $39,428,610 of the purchase price, you may lose your entire investment................8

Because the loans used to fund a portion of the purchase price of the property are collateralized by our property, if we fail to make payments on these debts when due, you could lose your entire investment..................8

Because we do not own all land use permits upon which our property is located, if we do not secure the third land use permit we do not currently have, the value of our property could be impaired.................................8

Operating risks common to the hotel industry could reduce our revenues................................................9

The loss of any one of the our hotel franchise agreements could reduce our revenues...................................9

Land and franchise agreements may constrain us from being able to sell our property at a time when it would be in the best interest of shareholders to do so.........................................................................9

A decline in economic activity in Shenyang, in China, or in the Far East in general could reduce our revenues.........9

Because a significant percentage of our hotel room rental revenue is derived from contracts with the U.S.
Government which can be terminated upon 90 days notice, a termination of these contracts could reduce our revenues.............................................................................................................10

Our properties face significant competition which could reduce our revenues..........................................10

Tenant delinquencies, bankruptcies or insolvencies could reduce our revenues.........................................10

A terrorist act could reduce our revenues............................................................................10

We are subject to international economic and political risks over which we have little or no control and may be unable to alter out business practice in time to avoid the possibility of reduced revenues........................10

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and, if our securities become qualified for quotation on the over the counter bulletin board, our stock price may decrease.........................................................................................................10

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our and your investment.................................11

A lack of adequate remedies and impartiality under the Chinese legal system may make it impossible to enforce the agreements to which we are a party and thus reduce our revenues..................................................11

Fluctuations in exchange rates could reduce our revenues.............................................................11
Our business is seasonal and cyclical and our operating results and financial condition may therefore fluctuate............................................................................................................11

You may experience difficulties in attempting to enforce liabilities based upon U.S. federal securities laws against our non-U.S. operating subsidiary and its non-U.S. resident directors and officers...........................12

Insiders control our activities and may cause us to act in a manner that is most beneficial to such insiders and not to outside shareholders......................................................................................12

Because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares............................................................................................12

Certain Nevada corporation law provisions could prevent a potential takeover of us that could adversely affect the price of our common stock or deprive you of a premium over the price.............................................13

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all of which are not independent, to perform these functions...........................................13

Use of Proceeds....................................................................................................13

Determination of Offering Price.....................................................................................14

Dilution............................................................................................................14

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

Selling Shareholders................................................................................................14

Plan of Distribution................................................................................................16

Legal Proceedings...................................................................................................17

Directors, Executive Officers, Promoters, and Control Persons.......................................................17

Security Ownership of Certain Beneficial Owners and Management......................................................18

Description of Securities...........................................................................................19

Interest of Named Experts...........................................................................................20

Disclosure of Commission Position on Indemnification for Securities Liabilities.....................................20

Description of Business.............................................................................................20

Management's Discussion and Analysis of Financial Condition and Results of Operations...............................29

Description of Property.............................................................................................34

Certain Relationships and Related Transactions......................................................................34

Market for Common Equity and Related Stockholder Matters............................................................35

Executive Compensation..............................................................................................37

Financial Statements................................................................................................38

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure................................75

                      SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization
We are a Nevada corporation formed in May 26, 2004. On July 1, 2004, in exchange for the issuance of 8,600,000 shares of our common stock, we acquired all of the issued and outstanding securities of our wholly-owned operating subsidiary, Shenyang Holiday Building Company Limited, which initially was a limited liability company formed and registered in Shenyang City, Liaoning Province, People's Republic of China in 1998. Shenyang Holiday has a life of twenty years. In 2004, Shenyang Holiday became a one hundred percent foreign-invested company had only one member, US Holiday Investment Inc. Shenyang Holiday's member can extend its life by filing an extension application with the China Industry and Business Management Department. The extension can be for 20 years and must be filed six months before Shenyang Holiday's current expiration.
Shenyang Holiday's buildings and land-use rights were purchased from Shenyang Water and Real Estate Company. We are authorized to issue 10,000,000 shares of $.001 par value common stock of which 10,000,000 are outstanding as of September 30, 2004.

Business

Our corporate offices are located 9550 Flair Dr. #307, El Monte, CA 91731. Our telephone number is 626-452-1149. We through Shenyang Holiday are engaged in the ownership, operation, and development of hospitality facilities, such as hotels and restaurants, and an office building. The hotel operations of Shenyang Holiday are currently conducted under the names of Holiday Inn City Centre Shenyang and Hotel Inter-Continental Shenyang. Shenyang Holiday has a contract with an international hotel management company, Holiday Inns (China) Limited, a subsidiary of the publicly traded Intercontinental Hotels Group PLC, formerly known as Six Continents PLC. The management company operates and manages Shenyang Holiday's two hotels. Additionally, Shenyang Holiday owns and manages City Plaza, a commercial office building and City Restaurant, an up-scale restaurant. All of Shenyang Holiday's operations are in contiguous buildings in one city block.
The Offering

As of the date of this prospectus, we had 10,000,000 shares of common stock outstanding.

Selling shareholders are offering up to 350,000 shares of common stock. The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses of registering the securities, estimated at approximately $100,000. We will not receive any proceeds of the sale of these securities.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

                                                         PERIOD FROM
                                                        MAY 26 THROUGH
                                                        JUNE 30, 2004
                                                      -------------------
Revenues                                                       $     -
Net income (loss)                                             (10,000)
Earnings (loss) per share                                      (0.001)




The following relates to US Holiday Investment Inc. which we acquired on July 1, 2004:

                                                  YEAR ENDED DECEMBER 31          SIX MONTHS ENDED JUNE 30
                                                   2003           2002               2004           2003
                                               -------------- --------------    --------------- --------------
                                                                                 (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues                                         $13,086,943    $12,308,919        $ 5,985,349     $5,111,059
Operating income (loss)                           (1,571,858)    (2,890,953)           620,094        (42,853)
Net income (loss)                                 (2,961,046)    13,808,215           (312,228)      (813,961)
Earning (loss) per share                              (0.30)           1.38             (0.03)         (0.08)

                                                       DECEMBER 31                         JUNE 30
                                                   2003           2002               2004           2003
                                               -------------- -------------- -- --------------- --------------
                                                                                 (UNAUDITED)     (UNAUDITED)
BALANCE SHEET DATA:
Current assets                                    $2,315,982     $3,016,482        $ 2,165,709     $2,517,822
Current liabilities                                5,511,276      6,698,766          8,423,653      5,707,366
Working capital (deficit)                         (3,195,294)    (3,682,284)        (6,257,944)    (3,189,544)
Total assets                                     116,593,474    122,265,604        115,171,371    120,456,036
Total liabilities                                 96,507,586     99,702,244         95,397,698     98,707,477
Stockholders' equity                              20,085,888     22,563,360         19,773,673     21,748,559

                                  RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

BECAUSE THE COMPANY FROM WHICH WE PURCHASED OUR PROPERTY AND RELATED LAND USE RIGHTS HAS THE RIGHT TO DEMAND IMMEDIATE PAYMENT OF THE UNPAID $39,427,779 OF THE PURCHASE PRICE, YOU MAY LOSE YOUR ENTIRE INVESTMENT.

Our buildings and land-use rights were purchased from Shenyang Water and Real Estate Company, a real estate developer. In the building purchase agreement, we and the developer agreed that the total amount due to the developer as of December 31, 2003 was $68,872,907; however, payment terms are still being negotiated. This amount was reduced to $39,428,610 in May 2004. Although the developer agreed that no principal and interest were due from us while payment terms are being negotiated and confirmed in March 2004 that the payment terms are still under negotiation, the developer has the right in its sole discretion to terminate payment negotiations and demand immediate payment. We do not currently have the financial resources to make this payment and may not be able to secure sufficient financial resources to make the payment on a timely basis if payment is demanded by the developer.

Accordingly, we may be forced to sell our property at a time or at a price which would result in the entire loss of your investment.

BECAUSE THE LOANS USED TO FUND A PORTION OF THE PURCHASE PRICE OF THE PROPERTY ARE COLLATERALIZED BY OUR PROPERTY, IF WE FAIL TO MAKE PAYMENTS ON THESE DEBTS WHEN DUE, YOU COULD LOSE YOUR ENTIRE INVESTMENT.

We, through our subsidiary, borrowed $22,123,403 under a 5-year loan agreement with the Agricultural Bank of China in August 2002. The note, collateralized by our buildings, bears an interest rate of 5.58% per annum. Interest is payable on quarterly basis in November, February, May, and August. The principal is payable on quarterly basis starting November 23, 2004. On May 21, 2004, our subsidiary borrowed $29,445,128 under a 3-year loan agreement with the Bank of Communication. The note is collateralized by land and building owned by the Company and bears an interest rate of 4.35% per annum. The principal matures on May 31, 2007. Interest is payable monthly. Proceeds from the loan were used to settle a portion of the amount due to the Shenyang Water and Real Estate Company. If we fail to make payments on these debts when due, you could lose your entire investment.

BECAUSE WE DO NOT OWN ALL LAND USE PERMITS UPON WHICH OUR PROPERTY IS LOCATED, IF WE DO NOT SECURE THE THIRD LAND USE PERMIT WE DO NOT CURRENTLY HAVE, THE VALUE OF OUR PROPERTY COULD BE IMPAIRED.

Private ownership of land is not allowed in China. Rather, entities acquire the right to use land for a designated term. As part of the property acquisition agreement, Shenyang Water and Real Estate Company transferred the land-use rights to Shenyang Holiday. As of December 31, 2003, among the three parcels of land on which Shenyang Holiday's property and equipment are located, Shenyang Holiday has obtained the certificates of land-use rights to two of the parcels. The transfer of land-use rights of the remaining property is expected to be completed in 2004. If we do not receive this transfer, the value of our property could be impaired.

OPERATING RISKS COMMON TO THE HOTEL INDUSTRY COULD REDUCE OUR REVENUES.

These risks include:

      o competition for guests and meetings from other hotels including as a result of competition from internet wholesalers and distributors;

      o increases in operating costs, including wages, benefits, insurance, property taxes and energy, due to inflation and other factors, which may not be offset in the future by increased room rates;

      o dependence on demand from business and leisure travelers including substantial weakness at this time in business travel, which may fluctuate and be seasonal;

      o increases in energy costs, airline fares, and other expenses related to travel, which may deter traveling;

      o terrorism alerts and warnings and military actions, which may cause decreases in business and leisure travel;

      o the military involvement in Iraq and its likely continued negative impact on travel and the worldwide economy; and

      o adverse affects of weak general and local economic conditions. These factors, if they occur, could reduce our revenues.


THE LOSS OF ANY ONE OF THE OUR HOTEL FRANCHISE AGREEMENTS COULD REDUCE OUR REVENUES.

The loss of our InterContinental Hotel franchise or our Holiday Inn Hotel franchise for breach of our franchise agreements or otherwise could reduce our revenues.

BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID, WE MAY NOT BE ABLE TO SELL OUR PROPERTY WHEN DESIRED.

Real estate investments such as our hotel/office complex generally cannot be sold quickly. We may not be able to sell our property when we desire in response to economic or other conditions.

LAND AND FRANCHISE AGREEMENTS MAY CONSTRAIN US FROM BEING ABLE TO SELL OUR PROPERTY AT A TIME WHEN IT WOULD BE IN THE BEST INTEREST OF SHAREHOLDERS TO DO SO.

As is the case throughout China, we do not own the land upon which our properties are located. Rather, the land is subject to various land use permits granted by the Chinese government. Any sale of our property would require prior consent of the government and our hotel franchisors, which may make it difficult or impossible to sell our property at the time we want to do so.

A DECLINE IN ECONOMIC ACTIVITY IN SHENYANG, IN CHINA, OR IN THE FAR EAST IN GENERAL COULD REDUCE OUR REVENUES.

If there is a decline in economic activity in Shenyang, in China, or in the Far East in general, our hotel and office building occupancy or rental rates could be reduced, which would reduce our revenues.

BECAUSE A SIGNIFICANT PERCENTAGE OF OUR HOTEL ROOM RENTAL REVENUE IS DERIVED FROM CONTRACTS WITH THE U.S. GOVERNMENT WHICH CAN BE TERMINATED UPON 90 DAYS NOTICE, A TERMINATION OF THESE CONTRACTS COULD REDUCE OUR REVENUES.


Hotel room rentals include long-term contracts. The United States Consulate in Shenyang renewed its long-term contract with Shenyang Holiday. Shenyang Holiday has a three-year contract with the US Consulate beginning in November 2003. The US Consulate is allowed to terminate the contract with a ninety-day advance notice. The US Consulate accounts for twenty percent of long-term contracts. Long-term contracts accounted for twenty four percent of room revenue in 2003 and twenty one percent in 2002. A termination of these contracts could reduce our revenues.

OUR PROPERTIES FACE SIGNIFICANT COMPETITION WHICH COULD REDUCE OUR REVENUES.

We face significant competition from other owners, operators and developers of hotels and office properties. Our properties face competition from similar properties in the same markets, including 5 other comparable hotels and two other comparable office buildings. Such competition may affect our ability to attract and retain guests or tenants and reduce the rates and rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to lower room rates or rent space at lower rental rates than us or in their owners providing greater tenant improvement allowances or other leasing concessions. This combination of circumstances could reduce our revenues.

TENANT DELINQUENCIES, BANKRUPTCIES OR INSOLVENCIES COULD REDUCE OUR REVENUES.

The bankruptcy or insolvency or other failure to pay of our tenants is likely to adversely affect the income produced by our properties. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord. It is highly unlikely that a bankrupt or insolvent tenant would pay in full amounts it owes us under a lease. Without regard to the manner in which the lease termination occurs, we are likely to incur additional costs in the form of tenant improvements and leasing commissions in our efforts to lease the space to a new tenant. In these cases, our revenues may be reduced.

A TERRORIST ACT COULD REDUCE OUR REVENUES.

Depending upon its magnitude, a terrorist act could severely damage our properties or otherwise cause a loss of tenants or other economic downturn in the Shenyang area, which could reduce our revenues. We do not maintain terrorism insurance for our properties or the resulting business interruption.

WE ARE SUBJECT TO INTERNATIONAL ECONOMIC AND POLITICAL RISKS OVER WHICH WE HAVE LITTLE OR NO CONTROL AND MAY BE UNABLE TO ALTER OUT BUSINESS PRACTICE IN TIME TO AVOID THE POSSIBILITY OF REDUCED REVENUES.

All of our business is conducted in The People's Republic of China. Doing business outside the United States, particularly in China, subjects us to various risks, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter out business practice in time to avoid the possibility of reduced revenues.

IF RELATIONS BETWEEN THE UNITED STATES AND CHINA WORSEN, INVESTORS MAY BE UNWILLING TO HOLD OR BUY OUR STOCK AND, IF OUR SECURITIES BECOME QUALIFIED FOR QUOTATION ON THE OVER THE COUNTER BULLETIN BOARD, OUR STOCK PRICE MAY DECREASE.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could reduce the price of our common stock if our stock becomes qualified for quotation on the over the counter bulletin board.

THE CHINESE GOVERNMENT COULD CHANGE ITS POLICIES TOWARD PRIVATE ENTERPRISE OR EVEN NATIONALIZE OR EXPROPRIATE PRIVATE ENTERPRISES, WHICH COULD RESULT IN THE TOTAL LOSS OF OUR AND YOUR INVESTMENT.

Our business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment.

A LACK OF ADEQUATE REMEDIES AND IMPARTIALITY UNDER THE CHINESE LEGAL SYSTEM MAY MAKE IT IMPOSSIBLE TO ENFORCE THE AGREEMENTS TO WHICH WE ARE A PARTY AND THUS REDUCE OUR REVENUES.

We periodically enter into agreements governed by Chinese law. Our revenues could be reduced if these agreements are not respected. In the event of a dispute, enforcement of these agreements in China could be extremely difficult. Unlike the United States, China has a civil law system based on written statutes in which judicial decisions have little precedential value. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, the government's experience in implementing, interpreting and enforcing these recently enacted laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is uncertain. Furthermore, enforcement of the laws and regulations may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. These uncertainties could limit the protections that are available to us and reduce our revenues.

FLUCTUATIONS IN EXCHANGE RATES COULD REDUCE OUR REVENUES.

Although we use the United States dollar for financial reporting purposes, all of the transactions effected by our operating subsidiary are denominated in RMB. The exchange rate of the RMB may fluctuate wildly against the U.S. dollar. We do not currently engage in hedging activities to protect against foreign currency risks. Even if we chose to engage in such hedging activates, we may not be able to do so effectively. Future movements in the exchange rate of the RMB could reduce our revenues.

OUR BUSINESS IS SEASONAL AND CYCLICAL AND OUR OPERATING RESULTS AND FINANCIAL CONDITION MAY THEREFORE FLUCTUATE.

Revenue is seasonal with the lowest in winter and spring and the highest in summer and fall. Our operating results and financial condition may therefore fluctuate.

YOU MAY EXPERIENCE DIFFICULTIES IN ATTEMPTING TO ENFORCE LIABILITIES BASED UPON U.S. FEDERAL SECURITIES LAWS AGAINST OUR NON-U.S. OPERATING SUBSIDIARY AND ITS NON-U.S. RESIDENT DIRECTORS AND OFFICERS.

Our operating subsidiary is located in China and its principal assets are located outside the United States. Our directors and executive officers are foreign citizens and do not reside in the United States. It may be difficult for courts in the United States to obtain jurisdiction over these foreign assets or persons and as a result, it may be difficult or impossible for you to enforce judgments rendered against us or our directors or executive officers in United States courts. In addition, the courts in the countries in which we and our subsidiary is organized or where we and our subsidiary's assets are located may not permit lawsuits of the enforcement of judgments arising out of the United States and state securities or similar laws.

INSIDERS CONTROL OUR ACTIVITIES AND MAY CAUSE US TO ACT IN A MANNER THAT IS MOST BENEFICIAL TO SUCH INSIDERS AND NOT TO OUTSIDE SHAREHOLDERS.

Our officers and directors and their families control approximately 87% of our common stock, and we do not have any non-employee directors. As a result, these insiders effectively control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. Our insiders also have the ability to block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

THE OFFERING PRICE OF $.10 PER SHARE HAS BEEN ARBITRARILY SET BY OUR BOARD OF DIRECTORS AND ACCORDINGLY DOES NOT INDICATE THE ACTUAL VALUE OF OUR BUSINESS.

The offering price of $.10 per share is not based upon earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the shares. Accordingly, the offering price should not be regarded as an indication of any future price of our stock.

BECAUSE THERE IS NOT NOW AND MAY NEVER BE A PUBLIC MARKET FOR OUR COMMON STOCK, INVESTORS MAY HAVE DIFFICULTY IN RESELLING THEIR SHARES.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors' ability to resell their shares.

SALES OF OUR COMMON STOCK UNDER RULE 144 COULD REDUCE THE PRICE OF OUR STOCK.

As of July 1, 2004, there are 1,400,000 shares of our common stock held by non-affiliates and 8,600,000 shares of our common stock held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. We are registering 350,000 of these shares in this registration statement. No Shares have been sold pursuant to Rule 144 of the Securities Act of 1933; and as of July 1, 2004, there are no shares held by affiliates eligible for resale under 144.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all restricted securities could be available for sale in a public market, if developed, beginning July, 2005, The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing prices for our securities.

CERTAIN NEVADA CORPORATION LAW PROVISIONS COULD PREVENT A POTENTIAL TAKEOVER OF US THAT COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK OR DEPRIVE YOU OF A PREMIUM OVER THE PRICE.

We are incorporated in the State of Nevada. Certain provisions of Nevada corporation law could adversely affect the price of our common stock. Because Nevada law governing control-share acquisitions requires board approval of a transaction involving a change in our control; it would be more difficult for someone to acquire control of us. Neither our Articles nor our Bylaws contain any similar provisions.

BECAUSE WE DO NOT HAVE AN AUDIT OR COMPENSATION COMMITTEE, SHAREHOLDERS WILL HAVE TO RELY ON THE ENTIRE BOARD OF DIRECTORS, ALL OF WHICH ARE NOT INDEPENDENT, TO PERFORM THESE FUNCTIONS.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. All members of the board of directors are not independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are "forward-looking statements." These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend," "plan," and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. These selling shareholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 or Regulation S under the Securities Act of 1933. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

Selling Shareholders Who Own Common Shares

---------------------------------- -------------- ------------------------- ----------------- --------------- -----------------
                                   TOTAL SHARES                               PERCENTAGE       PERCENTAGE
                                       OWNED      TOTAL SHARES REGISTERED   BEFORE OFFERING   AFTER OFFERING
              NAME                                                                                              RELATIONSHIP
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Michelle            Chan                   1,500                     1,500             0.02%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Alan                Chen                   5,000                     5,000             0.05%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Teresa              Chen                   3,000                     3,000             0.03%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Yuqin               Chen                   3,333                     3,333             0.03%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Tao                 Chen                   3,333                     3,333             0.03%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Xu                  Chen                   3,334                     3,334             0.03%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Hsiaomei Chu        Chu                  100,000                    30,000             1.00%             .7%  Consultant
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Jack                Chung                  5,000                     5,000             0.05%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Grace               Chung                 10,000                    10,000             0.10%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Hui Ting            Feng                   1,000                     1,000             0.01%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Yan                 Gao                    3,333                     3,333            0.033%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
 Thomas             Gao                   75,000                     5,000              0.7%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
John                Huang                  5,000                     5,000             0.05%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Ling                Leng                   3,333                     3,333            0.033%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Xin                 Li                     3,333                     3,333            0.033%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
ZhengWei            Li                     3,333                     3,333            0.033%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Xingguang           Li                     3,333                     3,333            0.033%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Lewis               Liaw                   2,500                     2,500            0.033%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Tzee-Ching          Lin                    1,000                     1,000             0.01%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------

---------------------------------- -------------- ------------------------- ----------------- --------------- -----------------
                                   TOTAL SHARES                               PERCENTAGE       PERCENTAGE
                                       OWNED      TOTAL SHARES REGISTERED   BEFORE OFFERING   AFTER OFFERING
              NAME                                                                                              RELATIONSHIP
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Xue                 Lin                    3,333                     3,333            0.033%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Cathy S.K.          Liu                    3,000                     3,000            0.033%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Qinghe              Liu                    3,333                     3,333            0.033%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Ya Jun              Liu                    3,333                     3,333            0.033%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Lisa Chih           Lu                     3,000                     3,000            0.033%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Qiang               Lv                     3,333                     3,333            0.033%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Li Kai              Pei                    3,334                     3,334            0.033%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Huang Feng          Pei                    75000                      5000             0.75%             .7%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Peggy               Qian                  10,000                    10,000             0.10%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
ZhenPing            Qian                   3,333                     3,333            0.033%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Huey                Ro                     5,000                     5,000             0.05%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Yvonne I-Fan        Schafer               15,000                    15,000             0.15%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Todd Mark           Schafer               10,000                    10,000             0.10%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Huixia              Su                     3,333                     3,333            0.033%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Ai Chuan            Sun                    3,000                     3,000            0.033%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Liangyu             Wang                   2,500                     2,500            0.033%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Emily               Wang                     250                       250           0.0025%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Youming             Wang                   3,333                     3,333            0.033%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Ping                Wang                   3,333                     3,333            0.033%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
TaiSheng            Wang                   3,333                     3,333            0.033%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Shuai               Wang                   3,334                     3,334            0.033%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Yan                 Wang                   3,334                     3,334             0.03%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Cindy               Williams                 250                       250           0.0025%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Michael             Williams             100,000                    30,000             1.00%             .7%  Legal Counsel
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Katy L.J.           Wong                   2,000                     2,000             0.02%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Yi Mei              Wu                    50,000                    50,000             0.50%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Yong Jie            Wu                     3,334                     3,334             0.03%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Eric                Wu                   360,000                    30,000             3.60%            3.3%  Consultant
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Jiu Cheng           Xue                    1,000                     1,000             0.01%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Guoqing             Yan                    1,000                     1,000             0.01%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Jing                Yan                    1,000                     1,000             0.01%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Xi                  Yang                   3,333                     3,333             0.03%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Hong Juan           Yang                   3,334                     3,334             0.03%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Zhen                Yang                   3,334                     3,334             0.03%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
William             Yao                    1,500                     1,500             0.02%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Po W.               Yao                    1,500                     1,500             0.02%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Linda               Yao                    1,500                     1,500             0.02%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Eric                Yi                     2,500                     2,500             0.03%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Yu Ren              Zhai                   3,334                     3,334             0.03%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Benteng             Zhang                  3,333                     3,333             0.03%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Xin Zhou            Zhang                  3,334                     3,334             0.03%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Yang                Zhao                   3,333                     3,333             0.03%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------

---------------------------------- -------------- ------------------------- ----------------- --------------- -----------------
                                   TOTAL SHARES                               PERCENTAGE       PERCENTAGE
                                       OWNED      TOTAL SHARES REGISTERED   BEFORE OFFERING   AFTER OFFERING
              NAME                                                                                              RELATIONSHIP
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Qing Sheng          Zheng                  3,333                     3,333             0.03%              0%  Employee
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Shan                Zhong                  1,000                     1,000             0.01%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Yijian              Zhou                   1,000                     1,000             0.01%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------
Xin                 Zhou                   3,334                     3,334            0.033%              0%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------

Total                                    960,000                   350,000               10%            5.4%
------------------- -------------- -------------- ------------------------- ----------------- --------------- -----------------


Blue Sky

Thirty-five states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor's Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Nevada, District of Columbia, Nevada, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

Except for California, all our shareholders currently reside in these states or outside the U.S. We intend to make appropriate filings in California to permit sales of the securities registered in this offering.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Selling shareholders are offering up to 350,000 shares of common stock. The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders. We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

Any of the selling shareholders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling shareholders were to provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus. In addition, the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to the various agreements we have with the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.


LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us. Shenyang Holiday is disputing the hotel management company's practice of including room revenue from long-term contracts in the calculation of promotional fees. Shenyang Holiday maintains that such long-term contracts were acquired without any promotional program. Any settlement will be considered as forgiveness of debt. The settlement date and amount is not determinable.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation, death, or removal. Our directors and executive officers are as follows:

Jin Jun, age 40, our CEO/President and Director has been so since our inception. From August 1997 to May 2001 he was the president of Edward Louise Enterprise Inc. From July 2002 to July 2003, he was the director of Kevin Foundation. From July 2003 to June 2004, he was the president of Holiday Investment Inc. In July, 1984, he received BA from Wuhan Institute of Technology, Wuhan, China.

Su Shi Ming, age 40, Secretary/Director of us has been so since our inception. He joined our wholly owned subsidiary as Chairman in January 1999.

Hunter Huang Zhi Wei, age 38, Treasurer/Director of us has been so since our inception. He joined our wholly-owned subsidiary as Deputy General Manager in August 2001. From January 1999 to August 2001, he was Assistant Director of Financial Controller of Crown Plaza Xia Men. From August 2001 to October 2002, he was Assistant Director of Financial Controller of Shenyang Holiday Building Co. In July 1991 he received Bachelor from Xiamen University.

Board Committees

We currently have no compensation committee or other board committee performing equivalent functions. Currently, all members of our board of directors participate in discussions concerning executive officer compensation.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings

We are not aware that any officer, director, promoter or significant employee has been involved in legal proceedings that would be material to an evaluation of our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address of the shareholders is 9550 Flair Dr. #307, El Monte, CA 91731.

------------------------------------- --------------- -----------------
Shareholders                          # of Shares     Percentage
------------------------------------- --------------- -----------------
Jin Jun [1]                           8,600,000       86
------------------------------------- --------------- -----------------
Su Shi Ming [1]                       8,600,000       86
------------------------------------- --------------- -----------------
Hunter Huang Zhi Wei                  8,600,000       86
[1]
------------------------------------- --------------- -----------------
Hsiaomei Chu [2]                      540,000         5.4
------------------------------------- --------------- -----------------
All directors and named executive     8,600,000       86
officers as a group 3 persons] [1]
------------------------------------- --------------- -----------------

[1] The shares are owned by Holiday Investments, Inc. of which he is a principal.

[2] Includes 440,000 shares owned by Dra Dra Enterprises of which she is the principal.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 10,000,000 shares of common stock outstanding as of September 30, 2004.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws is qualified in its entirety. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 10,000,000 shares of common stock with $.001 par value per share. As of the date of this registration statement, there were 10,000,000 shares of common stock issued and outstanding held by 67 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

INTEREST OF NAMED EXPERTS

The year-end financial statements incorporated by reference to this prospectus have been audited by Vasquez & Company LLP, which are independent certified public accountants, to the extent and for the periods set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida. We have agreed to issue Michael T. Williams, principal of Williams Law Group, P.A., 100,000 shares of common stock for representation on 1934 Act and general securities issues for a period of one year following the effective date of this registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


DESCRIPTION OF BUSINESS

General

We are a Nevada corporation formed in May 26, 2004. On July 1, 2004, in exchange for the issuance of 8,600,000 shares of our common stock, we acquired all of the issued and outstanding securities of our wholly-owned operating subsidiary, Shenyang Holiday Building Company Limited, which initially was a limited liability company formed and registered in Shenyang City, Liaoning Province, People's Republic of China in 1998. Shenyang Holiday has a life of twenty years. In 2004, Shenyang Holiday became a one hundred percent foreign-invested company and had only one member, US Holiday Investment Inc. Shenyang Holiday's member can extend its life by filing an extension application with the China Industry and Business Management Department. The extension can be for 20 years and must be filed six months before Shenyang Holiday's current expiration.

Shenyang Holiday's buildings and land-use rights were purchased from Shenyang Water and Real Estate Company.

We through Shenyang Holiday are engaged in the ownership, operation, and development of hospitality facilities, such as hotels and restaurants, and an office building. The hotel operations of Shenyang Holiday are currently conducted under the names of Holiday Inn City Centre Shenyang and Hotel Inter-Continental Shenyang. Shenyang Holiday has a contract with an international hotel management company, Holiday Inns (China) Limited, a subsidiary of the publicly traded Intercontinental Hotels Group PLC, formerly known as Six Continents PLC. The management company operates and manages Shenyang Holiday's two hotels. Additionally, Shenyang Holiday owns and manages City Plaza, a commercial office building and City Restaurant, an up-scale restaurant. All of Shenyang Holiday's operations are in contiguous buildings in one city block.

Shenyang Holiday's buildings and land-use rights were purchased from Shenyang Water and Real Estate Company, a local real estate developer for a price of $90,996,310. In the building purchase agreement, Shenyang Holiday and the developer agreed that the total remaining amount due to the developer as of December 31, 2003 was $68,872,907; however, payment terms are still being negotiated. The developer agreed that no principal and interest were due from Shenyang Holiday while payment terms are being negotiated. The developer confirmed in March 2004 that the payment terms are still under negotiation. In May 2004, this amount was reduced to $39,428,610.

Shenyang China

Shenyang is China's fourth largest city with a populace of almost seven million and is the capital of the Liaoning province. Located about 100 miles inland from the Bohai Sea in China's northeast corner, it is best known as an industrial center, with zinc, copper and lead smelting plants combining with heavy machinery, textile, medicine, chemical, transformer, and tractor manufacturing plants.

Hotels

Rated a 5-star hotel, our InterContinental Hotel, a part of the global hotel chain InterContinental, is operated pursuant to a 20-year franchise agreement which commenced in April 2001. Pursuant to the agreement, we have adopted InterContinental's global reservation system, marketing plans and trademarks. The franchise agreements require us to maintain both the quality and condition of the hotel, as well as specific operating procedures.

The hotel is 24 stories with 297 guestrooms and service apartments. There are 51 suites, 76 double-bedded rooms and 221 single-bedded rooms. Most rooms feature a walk in closet and each room is equipped with satellite TV; individually controlled air-conditioning; separate shower; telephone; voicemail; high-speed internet access; refrigerator and minibar; and in-room safe. In addition, five dedicated club floors with secure access, private reception area and meeting rooms, express check-in and out service, and an exclusive club lounge offering free breakfast, afternoon tea and evening cocktails.

We also feature six restaurants/bars for our guests and the locals, a fully-equipped fitness center and conference and meeting rooms.

Rated a 4-star hotel, our Holiday Inn Hotel is operated pursuant to a 20-year franchise agreement which commenced in August 2000. Pursuant to the agreement, we have access to Holiday Inn's global reservation system, marketing plans and trademarks. The franchise agreements require us to maintain both the quality and condition of the hotel, as well as specific operating procedures.

Our Holiday Inn has 186 guest rooms. We also have a business center to meet our guests' business requirements as well as various entertainment facilities such as a health club, karaoke bar, and three food and beverage outlets.

Our hotels are operated or managed in accordance with strict guidelines designed to provide guests with a consistent lodging experience. We believe the quality and consistency of the amenities and services provided by the our hotels increase guest satisfaction and repeat business.

Our hotels are positioned to attract both business and leisure travelers seeking consistent amenities and quality rooms at competitive rates. The average occupancy rate in 2003 and average rate per room for the InterContinental hotel was 72.2% and USD $51, respectively, and the average occupancy rate in 2003 and average rate per room for the Holiday Inn hotel was 82% and $37, respectively. Revenue is seasonal with the lowest in winter and spring and the highest in summer and fall.

Room rentals include long-term contracts. The United States Consulate in Shenyang renewed its long-term contract with Shenyang Holiday. Shenyang Holiday has a three-year contract with the US Consulate beginning in November 2003. The US Consulate is allowed to terminate the contract with a ninety-day advance notice. The US Consulate accounts for twenty percent of long-term contracts. Long-term contracts accounted for twenty four percent of room revenue in 2003 and twenty one percent in 2002.

Hotel Management

Shenyang Holiday has a twenty-year management contract with a hotel management company, Holiday Inns (China) Limited, starting on April 18, 2001 and renewable for an additional twenty-year term. The Shenyang Committee of Foreign Trade and Economic Co-operation approved the management contract. The management company operates and manages Shenyang Holiday's two hotels, Holiday Inn City Centre Shenyang and Hotel InterContinental Shenyang.

Shenyang Holiday pays every month to the management company a basic management fee and an incentive management fee. The basic management fee is 2.5% of adjusted gross revenue and the incentive management fee is 5.5% of gross operating profit. The gross operating profit is operating income before incentive management fee, depreciation and amortization, interest expense, taxes, and professional or other special fees relating to the ownership of the hotels. Shenyang Holiday also pays every month to the management company system fees for Holiday Inn and InterContinental.

The system fees are for the reservation system, marketing fee, marketing contribution as a percentage of certain promotional room revenue, employee training, employee satisfaction survey, travel agent commissions program, quality evaluation charge, and quality control program.

The management company has promotions with the InterContinental Hotels Group. Shenyang Holiday has local marketing campaigns to promote its visibility and repeat business.

Shenyang Holiday is disputing the hotel management company's practice of including room revenue from long-term contracts in the calculation of promotional fees. Shenyang Holiday maintains that such long-term contracts were acquired without any promotional program. Any settlement will be considered as forgiveness of debt. The settlement date and amount is not determinable.

Hotel Competition

There is certain competition in the higher-end full-service segment of the lodging industry in Shenyang, as follows:

--------------------------------------- --------------------------------------
Hotel Brand                             Available Rooms
--------------------------------------- --------------------------------------
Marriott Hotel Shenyang                 435
--------------------------------------- --------------------------------------
New World Courtyard Shenyang            236
--------------------------------------- --------------------------------------
Sheraton Lido Shenyang                  306
--------------------------------------- --------------------------------------
Times Plaza Hotel                       274
--------------------------------------- --------------------------------------
Traders Hotel Shenyang                  588
--------------------------------------- --------------------------------------

Competition is primarily in the areas of price, location, age and quality of product, services, amenities, and the quantity and quality of sales and marketing and of franchisor reservation and other distribution channels to bring guests to the hotel. Many of our competitors have recognized trade names, greater resources and longer operating histories than us or our franchisors. However, we believe that our management is sufficiently experienced, and that the continued development of our sales and marketing efforts and the efforts of our franchisors should enable us to continue to compete successfully.


Office Building

Our 20 story office building has 11919 square meters of rentable space. We manage all leasing operations ourselves.

Our major and primary tenants are: Siemens Co., ABB Co., Motorola Co., Toyota Tsusho, Bell Co., Nokia, Lucent, Mitsubishi Corp, Olympus Co., Philips Electronics Co., Tricon Co. No tenant accounts for more than 10% of our office building revenues.

Competitors include President Building Shenyang and Hua Xin International Building Shenyang.

Doing Business In China and Government Regulations In China

CHINA'S ENTRY INTO THE WORLD TRADE ORGANIZATION

China became a member of the World Trade Organization on December 11, 2001. The WTO is the only international organization dealing with the global rules of trade between nations. Its main function is to ensure that trade flows as smoothly, predictably and freely as possible. The WTO is the successor to the General Agreement on Tariffs and Trade (GATT). China's entrance into the WTO potentially will bring profits, and challenges as well, particularly for travel and tourism as China agreed to allow unrestricted access to the Chinese market for hotel operators immediately upon WTO entry, with 100% foreign ownership allowed within three years of entry. The accession into the WTO may also provide increased opportunities for China's tourism industry.

GOVERNMENTAL REGULATION OF OUR OPERATIONS IN CHINA

Our subsidiary company operates from facilities that are located in the People's Republic of China. Accordingly, its operations must conform to the governmental regulations and rules of China.

Environmental Compliance

Our hotels are subject to the People's Republic of China's National Environmental Protection Law, which was enacted on December 26, 1989, as well as a number of other national and local laws and regulations regulating air, water, and noise pollution and setting pollutant discharge standards. Violation of such laws and regulations could result in warnings, fines, orders to cease operations, and even criminal penalties, depending on the circumstances of such violation. We believe that all hotel operations are in compliance with all applicable environmental laws, including those laws relating to air, water, and noise pollution.

BUREAUCRATIC REVIEW AND APPROVALS AND APPLICABLE LAWS IN CHINA AFFECTING OUR SUBSIDIARIES

Our wholly-owned subsidiary exists in accordance with the People's Republic of China's Foreign Invested Enterprise Law and Wholly Foreign-Owned Enterprise Law, or WFOE Law. Article 8 of the WFOE Law provides that an enterprise with foreign capital meets the conditions for being considered a legal person under Chinese law and shall acquire the status of a Chinese legal person, in accordance with the law.

Further, the WFOE Law provides in Article 4 that the investments of a foreign investor in China, the profits it earns and its other lawful rights and interests are protected by Chinese law. Furthermore, Article 5 of the WFOE Law states that the state cannot nationalize or requisition any enterprise with foreign capital. Under special circumstances, when public interest requires, enterprises with foreign capital may be requisitioned by legal procedures and appropriate compensation shall be made.

The first two provisions set forth above reflect the principle that the State must protect the interest of the foreign investor based upon approved Articles of Association. The third statement reflects the power of all national governments, including the United States, that are reserved to them. Accordingly, as the above laws indicate, the only realistic method by which the Chinese Government can effect the operation of these Foreign Invested Enterprises is provided by the respective Articles of Association. Those Articles, combined with the Foreign Invested Enterprise laws, provide that the Chinese Government does not and cannot have an intrusive role in the affairs of a Foreign Invested Enterprise company. To the contrary, those laws place a continuing duty on the government to ensure that the rights of foreign investors in Foreign Invested Enterprise companies, as expressed in the approved provisions of Articles of Association, are protected and preserved.


THE CHINESE LEGAL SYSTEM

The practical effect of the People's Republic of China's legal system on our business operations in China can be viewed from two separate but intertwined considerations.

First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the General Corporation Laws of the several states. Therefore, as a practical matter, a Foreign Invested Enterprise needs to retain or have ready access to a local Chinese law firm for routine compliance purposes.

Similarly, the People's Republic of China accounting laws mandate accounting practices, which are not co-existent with U.S. Generally Accepted Accounting Principles. The China accounting laws require that an annual "statutory audit" be performed in accordance with People's Republic of China accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People's Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. As a practical matter, a Foreign Invested Enterprise must retain a local Chinese accounting firm that has experience with both the Chinese standards and U.S. Generally Accepted Accounting Principles. This type of accounting firm can serve the dual function of performing the annual Chinese statutory audit and preparing the Foreign Invested Enterprise's financial statements in a form acceptable for an independent U.S. certified public accountant to issue an audit report in accordance with Generally Accepted Accounting Standards.

Second, while the enforcement of substantive rights may appear less clear than United States procedures, the Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

EARNINGS AND DISTRIBUTIONS OF THE FIE'S

The Wholly-Foreign Owned Enterprise laws provide for and guarantee the distribution of profits to foreign investors in Chinese Foreign Invested Enterprises.

Article 19 of the People's Republic of China Wholly Foreign Owned-Enterprise Law provides that a foreign investor may remit abroad profits that are earned by a Foreign Invested Enterprise, as well as other funds remaining after the enterprise is liquidated.

Because Chinese business is a controlled foreign corporation, for U.S. federal income tax purposes, we may be required to include in our gross income for U.S. tax purposes:

      o Those companies' "Subpart F" income, which includes certain passive income and income from certain transactions with related persons, whether or not this income is distributed to it; and

      o     Increases in those companies' earnings invested in certain U.S.
            property.

Based on the current and expected income, assets, and operations of our Chinese businesse, we believe that it will not have significant U.S. federal income tax consequences under the controlled foreign corporation rules.

REQUIRED STATUTORY RESERVE FUNDS

In accordance with various regulations in China, a Foreign Invested Enterprise, such as our subsidiary, can distribute its after tax profit only after making transfers to certain statutory surplus reserves, collectively referred to as "Surplus Funds." The order of distribution to investors is:

      o     Enterprise or corporate income tax payments;

      o     Application to eliminate prior year losses;

      o     Transfers to the three statutory funds per regulations; and

      o     Distribution to investors.

The three statutory reserve funds are described below:

      o Statutory surplus reserves are to be utilized to offset prior years' losses, or to increase its share capital. When the statutory surplus reserve fund of a limited liability company converts its surplus reserves to capital in accordance with a shareholders' resolution, the company will either distribute new shares in proportion to the number of shares held by each shareholder, or increase the par value of each share. Except for the reduction of losses incurred, any other usage should not result in this reserve balance falling below 25% of the registered capital.

      o Enterprise expansion fund is to provide for capital expenditures and working capital. When the fund is utilized, the amount equal to the lower of cost of the assets and the balance of the fund is transferred from the expansion fund to the general surplus reserve. This reserve is non-distributable other than in liquidation. When the relevant assets are disposed of or written off, the original transfers from the expansion fund are reversed.

      o Public welfare fund is to be utilized for capital items for the collective benefits of a company's employees such as the construction of dormitories, cafeteria and other staff welfare facilities. This fund is non-distributable other than in liquidation. When the fund is utilized, an amount equal to the lower of cost of the assets and the balance of the fund is transferred from the statutory public welfare fund to the general surplus reserve. This reserve is non-distributable other than in liquidation. When the relevant assets are disposed of or written off, the original transfers from the statutory public welfare fund are reversed.

The separate allocation to each of the Statutory Surplus Reserve Funds are either pre-set in the articles of association or can be determined by the board of directors. In Foreign Invested Enterprises the directors determine the separate allocations on an annual basis. The total allocations to the Surplus Funds required as a percentage of net profits after income tax is not set by regulations for Foreign Invested Enterprise joint ventures and is to be determined by the directors on an annual basis. The allocations for each fund are recorded differently on the Foreign Invested Enterprise financial statements. The reserve fund, enterprise expansion fund and statutory public welfare fund are shown on the balance sheets as part of owners' equity.

For all Foreign Invested Enterprises, once the contributions to the statutory surplus reserve fund equal 50% of the Foreign Invested Enterprise's registered capital, no further contributions to that fund need be made. No such limitation exists for other funds. Foreign Invested Enterprises do not have to set up or contribute to an enterprise expansion fund.

In wholly-owned Foreign Invested Enterprises, income after the payment of China income taxes shall be allocated to the statutory surplus reserves and statutory public welfare fund for staff and workers. The proportion of allocation for reserve funds is no less than 10 percent of the profit after tax until the accumulative amount of allocation for statutory surplus reserve funds reaches 50 percent of the registered capital, and then no more allocation may be made. The proportion of allocation for statutory public welfare fund and enterprise expansion fund is decided by the enterprise itself. A wholly foreign-owned enterprise does not have to set up or contribute to an enterprise expansion fund.

All of our income was generated in China, which is subject to corporate income tax rate of 33%(30% state income tax and 3% local income tax.) Pursuant to Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, from the year in which it begins to make profits, we are exempted from income tax in the first and second years, and allowed a 50% reduction in the third to fifth years. For us, 2002 was the first year in which our subsidiary began making profits. If the tax holiday had not existed, our income tax expenses would have amounted to approximately zero, and $1,680,000 for the year ended December 31, 2003 and 2002, respectively.

POLITICAL AND TRADE RELATIONS WITH THE UNITED STATES

Political and trade relations between the United States and Chinese governments within the past five years have been volatile and may continue to be in the future. Major causes of volatility, the United States' considered revocation of China's Most Favored Nation trade status, illegal transshipments of textiles from China to the United States, issues surrounding the sovereignty of Taiwan, and the United States' bombing of the Chinese embassy in Yugoslavia, have had no direct connection to our operations; however, other on-going causes of volatility, including the protection of intellectual property rights within

China and sensitive technology transfer from the United States to China have closer potential connection to our operations. There can be no assurance that the political and trade ramifications of these causes of volatility or the emergence of new causes of volatility will not cause difficulties in our operations in the China marketplace.

ECONOMIC REFORM ISSUES

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

      o     We will be able to capitalize on economic reforms;

      o The Chinese government will continue its pursuit of economic reform policies;

      o     The economic policies, even if pursued, will be successful;

      o Economic policies will not be significantly altered from time to time; and

      o Business operations in China will not become subject to the risk of nationalization.

Negative impact upon economic reform policies or nationalization could result in a total investment loss in our common stock.

Since 1978, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included devaluations of the Chinese currency, the Renminbi, restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

There can be no assurance that the reforms to China's economic system will continue or that we will not be adversely affected by changes in China's political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

CURRENCY CONVERSION AND EXCHANGE

The currency in China is designated as the Renminbi. Although the Renminbi/United States dollar exchange rate has been relatively stable in the past five years there can be no assurance that the exchange rate will not become volatile or that the Renminbi will not be officially devalued against the United States dollar by direction of the Chinese government.

Exchange rate fluctuations may adversely affect our financial performance because of our foreign currency denominated assets and liabilities, and may reduce the value, translated or converted, as applicable into United States dollars, of our net fixed assets, our earnings and our declared dividends. We do not engage in any hedging activities in order to minimize the effect of exchange rate risks.

Employees

---------------------------------------------------------------------------
Intercontinental Hotel
Department                                 The Number of Staff
------------------------------------------ --------------------------------
Room -                                     103
Telephone -                                6
A&G -                                      45
A&G - accounting -                         19
Human resource -                           36
A&BP -                                     8
ENG. -                                     50
Health Club -                              17
Business Center -                          3
Transportation -                           9
Room serv e -                              7
Banquet -                                  21
Coffee Shop -                              64
Lobby Lounge -                             15
Lin De Court                               37
Italy Rest.                                16
F&B Admin. -                               2
Kitchen Admin. -                           1
Laundry workshop -                         24
------------------------------------------ --------------------------------
Total                                      481
------------------------------------------ --------------------------------

-------------------------------------------------------------------------
Holiday Inn City Center
Department                                The Number of Staff
----------------------------------------- -------------------------------
Room -                                    83
Telephone -                               3
A&G -                                     23
A&G - accounting -                        9
Human resource -                          18
A&BP -                                    6
ENG. -                                    25
Health Club -                             0
Business Center -                         2
Transportation -                          0
Room serv e -                             5
Banquet -                                 0
Coffee Shop -                             42
Lobby Lounge -                            5
Irish Bar                                 23
City Cafe                                 0
F&B Admin. -                              1
Kitchen Admin. -                          0
Laundry workshop -                        16
----------------------------------------- -------------------------------
Total                                     261
----------------------------------------- -------------------------------

----------------------------- -------------------------------
Office Towers
Department                    The Number of Staff
----------------------------- -------------------------------
Property                      123

We are not a party to a collective bargaining agreement with our employees and we believe that our relationship with our employees is satisfactory.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

We are a Nevada corporation formed in May 26, 2004. On July 1, 2004, in exchange for the issuance of 8,600,000 shares of our common stock, we acquired all of the issued and outstanding securities of our wholly-owned operating subsidiary, Shenyang Holiday Building Company Limited, which initially was a limited liability company formed and registered in Shenyang City, Liaoning Province, People's Republic of China in 1998. Shenyang Holiday has a life of twenty years. In 2004, Shenyang Holiday became a one hundred percent foreign-invested company had only one member, US Holiday Investment Inc. Shenyang Holiday's member can extend its life by filing an extension application with the China Industry and Business Management Department. The extension can be for 20 years and must be filed six months before Shenyang Holiday's current expiration.
Shenyang Holiday's buildings and land-use rights were purchased from Shenyang Water and Real Estate Company.

RESULTS OF OPERATIONS:

YEAR ENDED DECEMBER 31, 2003, COMPARED TO YEAR ENDED DECEMBER 31, 2002

Total revenues include room and food and beverage revenues amounting to $6,630,746 and $3,651,853, respectively, for the year ended December 31, 2003 and $6,275,135 and $3,250,249, respectively, for the year ended December 31, 2002. The 6% increase in room revenues and 12% increase in food and beverage revenues are attributable to increase in occupancy rates from long-term stay contracts.

For the year ended December 31, 2003 expenses related to revenues was $5,333,449 or 41% of revenues compared to $5,521,655 or 45% of revenues for the year ended December 31, 2002. The decrease is primarily the result of decrease in expenses relating to other hotel revenues such as telephone, laundry, health club and business center due to growing convenience of alternative services available outside the hotels.

Our depreciation and amortization decreased 5% to $5,261,196 at fiscal year end 2003 from $5,551,469 at fiscal year end 2002 due to lower depreciation costs chargeable to fiscal year end 2003.

Management fees are based on revenues. The increase in revenues between years increased our management fees by 22% to $469,903 at fiscal year end 2003 from $385,533 at fiscal year end 2002.

Our utilities decreased 13% to $1,027,456 at fiscal year end 2003 from $1,174,296 at fiscal year end 2002 due to fluctuation in the market price of fuel.

Our other general and administrative expenses essentially remained constant at $2,566,797 at fiscal year end 2003 compared to $2,566,919 at fiscal year end 2002.

During fiscal year 2002, Shenyang Water Supply Co. forgave $17,497,390 of the amount owed by Shenyang Holiday Building Company Limited. Payment terms of the remaining balance of the loan are still being negotiated.

Our interest expense increased 74% to $1,382,785 at fiscal year end 2003 from $794,950 at fiscal year end 2002. This is attributable to the fact that for the year ended December 31, 2002, interest charges only started during the second half of the year.

As a result of the foregoing, our net loss amounted to $2,961,046 for the fiscal year end 2003. Our net income amounted to $13,808,215 for the fiscal year end 2002.

Six months ended June 30, 2004, Compared to Six Months ended June 30, 2003

Our room revenue increased 26% to $3,098,260 for the six-month period ended June 30, 2004 from $2,460,904 for the six-month period ended June 30, 2003 due to increase in occupancy rate from long-term stay contracts.

Our food and beverage revenue increased 16% to $1,516,919 for the six-month period ended June 30, 2004 from $1,310,067 for the six-month period ended June 30, 2003 due to increase in occupancy rate from long-term stay contracts and implementation of a series of marketing strategies.

Other hotel revenue increased 20% to $340,813 for the six-month period ended June 30, 2004 from $283,644 for the six-month period ended June 30, 2003 due to revenues from renting out spaces to independent operators.

Our office rental revenue decreased 3% to $1,029,347 for the six-month period ended June 30, 2004 from $1,056,444 for the six-month period ended June 30, 2003 because a tenant left in the beginning of 2004.

Our room expense decreased 5% to $285,333 for the six-month period ended June 30, 2004 from $299,181 for the six-month period ended June 30, 2003 due to service charges earned from additional room revenues.

Our food and beverage expense increased 20% to $946,712 for the six-month period ended June 30, 2004 from $790,211 for the six-month period ended June 30, 2003 due to increase in food and beverage sales.

Renting out spaces to independent operators decreased our other hotel revenue expenses by 50% to $82,217 for the six-month period ended June 30, 2004 from $165,200 for the six-month period ended June 30, 2003.

Our office rental expense increased 5% to $520,688 for the six-month period ended June 30, 2004 from $494,426 for the six-month period ended June 30, 2003 due to increase in electric billing rates.

Our depreciation and amortization expenses essentially remained constant at $1,283,505 for the six-month period ended June 30, 2004 and $1,283,406 for the six-month period ended June 30, 2003.

Management fees are based on revenues. The increase in revenues increased our management fees by 47% to $259,014 for the six-month period ended June 30, 2004 from $176,640 for the six-month period ended June 30, 2003.

Our utilities decreased 2% to $492,744 for the six-month period ended June 30, 2004 from $504,790 for the six-month period ended June 30, 2003 as Holiday Inn's fitness center was rented out to an independent contractor who shared in the cost of utilities.

Our other general and administrative expenses increased 4% to $1,495,042 for the six-month period ended June 30, 2004 from $1,440,058 for the six-month period ended June 30, 2003 due to increase in transaction fees from credit card transactions and increase in salaries due to new hires.

Our interest expense increased 16% to $786,951 for the six-month period ended June 30, 2004 from $680,773 for the six-month period ended June 30, 2003 due to a new bank loan obtained in May 2004.

As a result of the foregoing, our net loss decreased 62% to $312,228 for the six-month period ended June 30, 2004 from $813,961 for the six-month period ended June 30, 2003.

Commitments and Contingencies

Shenyang Holiday has a twenty-year management contract with a hotel management company, Holiday Inns (China) Limited, starting on April 18, 2001 and renewable for an additional twenty-year term. The Shenyang Committee of Foreign Trade and Economic Co-operation approved the management contract. The management company operates and manages Shenyang Holiday's two hotels, Holiday Inn City Centre Shenyang and Hotel InterContinental Shenyang.

Shenyang Holiday paid and expensed a $350,000 nonrefundable commitment fee to the management company in 2001. Shenyang Holiday pays every month to the management company a basic management fee and an incentive management fee. The basic management fee is 2.5% of adjusted gross revenue and the incentive management fee is 5.5% of gross operating profit. The gross operating profit is operating income before incentive management fee, depreciation and amortization, interest expense, taxes, and professional or other special fees relating to the ownership of the hotels. Shenyang Holiday also pays every month to the management company system fees for Holiday Inn and InterContinental.

Liquidity and Capital Resources

At June 30, 2004, we had $448,413 cash. We believe we have sufficient financial resources to meet all our obligations during the next 12 months, subject to the matters set forth below.

Our buildings and land-use rights were purchased from Shenyang Water and Real Estate Company, a real estate developer. In the building purchase agreement, we and the developer agreed that the total amount due to the developer as of December 31, 2003 was $68,872,907; however, payment terms are still being negotiated. This amount was reduced to $39,428,610 in May 2004. Although the developer agreed that no principal and interest were due from us while payment terms are being negotiated and confirmed in March 2004 that the payment terms are still under negotiation, the developer has the right in its sole discretion to terminate payment negotiations and demand immediate payment. We do not currently have the financial resources to make this payment and may not be able to secure sufficient financial resources to make the payment on a timely basis if payment is demanded by the developer.

We, through our subsidiary, borrowed $22,123,403 under a 5-year loan agreement with the Agricultural Bank of China in August 2002. The note, collateralized by our buildings, bears an interest rate of 5.58% per annum. Interest is payable on quarterly basis in November, February, May, and August. The principal is payable on quarterly basis starting November 23, 2004. On May 21, 2004, our subsidiary borrowed $29,445,128 under a 3-year loan agreement with the Bank of Communication. The note is collateralized by land and building owned by the Company and bears an interest rate of 4.35% per annum. The principal matures on May 31, 2007. Interest is payable monthly. Proceeds from the loan were used to settle a portion of the amount due to the Shenyang Water and Real Estate Company.

Significant Accounting Policies

China Hotel Holdings, Inc. and Subsidiary prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Currency Translation

The Company's books and records are maintained in Chinese Renminbi ("RMB"). Substantially all of the Company's operations are denominated in RMB. The Company's reporting currency is the US dollar. Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Revenue and expense accounts are translated at the average of exchange rates during the year. Gains and losses from foreign currency transactions are recorded in the statements of operations, and in accumulated other comprehensive income (loss) as a component of members' equity.

Inventories

Inventories at June 30, 2004 and December 31, 2003 consist of food and beverage items, hotel operating stocks, such as chinaware, silverware, and linen, and are stated at the lower of cost or market. Cost is determined by the weighted-average cost method.

Property and Equipment

Property and equipment are stated at cost. Interest incurred during construction of facilities or expansions is capitalized at the Company's weighted-average borrowing rate and amortized over the life of the related asset. Interest capitalization ceases when a project is substantially completed or construction activities are no longer underway. No interest was capitalized during the six months ended June 30, 2004 and 2003. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in the statement of operations.

Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the asset life or lease term. The service lives of assets are generally 30 to 40 years for buildings and improvements and five to 20 years for furniture and equipment.

The carrying values of the Company's assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount. Assets are grouped at the property level when estimating future cash flows for determining whether an asset has been impaired. If it is determined that an impairment has occurred, an impairment loss is recognized in the statement of operations.

Revenue Recognition

Room revenues are derived from rooms and suites rented to guests. Room revenue is recognized at the time the room is provided to the guest.

Food and beverage revenues are derived from food and beverage sales in the hotels food outlets, including restaurants, room service and banquets. Food and beverage revenue is recognized at the time food and beverage is provided to the guest.

Other revenues include retail sales, entertainment sales, telephone, income from a separately operated restaurant, and other miscellaneous income at the hotels. These revenues are recognized at the time the service is provided.

Office lease revenues are derived from office space rented to various companies. Office lease revenue is recognized monthly over the time period the office space is provided to the lessees.

Deferred revenues are recognized on a monthly basis over the term of leases when payments are collected in advance.

Club Program

The Company offers its guests the opportunity to earn points redeemable for cash and complimentary rooms and food and beverage based on the Company's promotional activities. Substantially all points are redeemed at checkout or during the guest's stay. The Company does not recognize an equal amount of revenue and expense for the complimentary rooms and food and beverage. The Company records only the net amount as revenue. The actual cost of the complimentary rooms and food and beverage are included in the cost of revenue, and not accounted for as a reduction of revenue.

Advertising Expense

Advertising expense includes the costs associated with the production of advertisements and the communication of those advertisements. Advertising costs are expensed as incurred in accordance with Statement of Position ("SOP") 93-7, "Reporting on Advertising Costs."

Start-up Costs

Costs of start-up activities, including pre-opening costs, are expensed as incurred except costs identified as tangible assets such as inventory or property and equipment.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109:
"Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes is provided using the liability method and is recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits or that future deductibility is uncertain.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to the owners. For the Company, comprehensive income (loss) for the years presented includes net income (loss) and foreign currency translation adjustments.

Fair Value of Financial Instruments

The Company believes that the carrying value of its cash, accounts receivable, accounts payable, accrued liabilities, and notes payable as of June 30, 2004 and December 31, 2003 approximate their respective fair values.


DESCRIPTION OF PROPERTY

Private ownership of land is not allowed in China. Rather, entities acquire the right to use land for a designated term. As part of the property acquisition agreement, Shenyang Water and Real Estate Company transferred the land-use rights to Shenyang Holiday. As of December 31, 2003, among the three parcels of land on which Shenyang Holiday's property and equipment are located, Shenyang Holiday has obtained the certificates of land-use rights to two of the parcels. The transfer of land-use rights of the remaining property is expected to be completed in 2004. The two certificates of land-use rights are for a period of forty years, ending on August 14, 2042, and 2043, respectively. Buildings and improvements are attached to the land-use rights. If extension is not filed for the land-use rights, the building and improvements will revert to the state-owned enterprise on the date of termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

      o Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

      o Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

      o Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

      o Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Considerations

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders
- an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Holders

As of the date of this registration statement, we had approximately 67 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. We will voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal years ended December 31, 2003 and 2002 by our CEO.

--------------------------- --------------------- ----------- --------------- ----------------------- -----------------------
NAME                        POSITION              YEAR        SALARY          DOLLAR VALUE OF         VALUE OF OTHER
                                                                              STOCK-BASED             COMPENSATION
                                                                              COMPENSATION
--------------------------- --------------------- ----------- --------------- ----------------------- -----------------------
Jin Jun                     CEO                   2003        0               0                       0
--------------------------- --------------------- ----------- --------------- ----------------------- -----------------------
                                                  2002        0               0                       0
--------------------------- --------------------- ----------- --------------- ----------------------- -----------------------

No other annual compensation, including a bonus or other form of compensation; and no long-term compensation, including restricted stock awards, securities underlying options, LTIP payouts, or other form of compensation, was paid to Mr. Jun during these periods.

Compensation Agreements

We do not have an employment contract with our chief executive officer. Our chief executive officer serves without pay and has waived payment for prior services rendered.

Board Compensation

Members of our Board of Directors do not receive cash compensation for their services as Directors, although some Directors are reimbursed for reasonable expenses incurred in attending Board or committee meetings.

      1. We are providing the audited financial statements of our operating subsidiary, Shenyang Holiday as of 12/31/03.

      2. We are providing the interim financial statement as of 6/30/04 of Holiday Investment, Inc. On April 22, 2004, Shenyang Holiday became a one hundred percent foreign-invested company having only one member, US Holiday Investment Inc. As of result, the interim financial statements are presented under the name of Holiday Investment, Inc.

      3. We are providing the audited financial statement of China Hotel Holding, Inc. as of 6/30/04. The share-exchange agreement between the registrant, China Hotel Holdings, Inc. and its operating subsidiary did not occur after the financial statement date, rather, it is disclosed as a subsequent event. We elect to present the two entities separately for this registration statement. The pro forma effect of presenting a consolidated financial statement, had we elected to, would be immaterial.





                              FINANCIAL STATEMENTS


                    SHENYANG HOLIDAY BUILDING COMPANY LIMITED
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Shenyang Holiday Building Company Limited
Shenyang City, Liaoning Province, People's Republic of China

     We have audited the accompanying balance sheet of Shenyang Holiday Building Company Limited (the "Company") as of December 31, 2003, and the related statements of operations and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shenyang Holiday Building Company Limited as of December 31, 2003, and the results of its operations and its cash flows the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.




Vasquez & Company LLP
Los Angeles, California
May 11, 2004, except Note 15 for which the date is May 21, 2004

                SHENYANG HOLIDAY BUILDING COMPANY LIMITED
                              BALANCE SHEET
                            DECEMBER 31, 2003

                                  ASSETS
      (in USD)

Current assets
      Cash                                                        $     542,424
      Accounts receivable, net                                          773,950
      Inventories                                                       849,100
      Prepaids and other current assets                                 150,508
                                                                  -------------
              Total current assets                                    2,315,982

Property and equipment, net                                         114,277,492
                                                                  -------------
              TOTAL ASSETS                                        $ 116,593,474
                                                                  =============

                     LIABILITIES AND MEMBERS' EQUITY

Current liabilities
      Current maturities of long-term debt                        $   2,011,657
      Accounts payable                                                  797,426
      Accrued expenses                                                  674,596
      Deferred revenue and customer deposits                          1,651,404
      Payable to management company                                     376,193
                                                                  -------------
              Total current liabilities                               5,511,276

Long-term  debt, net of current  maturities                          90,996,310
                                                                  -------------
              TOTAL LIABILITIES                                      96,507,586
                                                                  -------------

Commitments and contingent liabilities

Members' equity
      Contributed capital                                            17,511,606
      Retained earnings                                               2,574,329
      Other comprehensive income (loss)                                     (47)
                                                                  -------------
              Total members'  equity                                 20,085,888
                                                                  -------------
              TOTAL LIABILITIES AND MEMBERS' EQUITY               $ 116,593,474
                                                                  =============


                    See notes to financial statements

                    SHENYANG HOLIDAY BUILDING COMPANY LIMITED
                            STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,


                                                       2003             2002
                                                  ------------     ------------
(in USD)                                               8.28731          8.28695

Revenues
       Rooms                                      $  6,630,746     $  6,275,135
       Food and beverage                             3,651,853        3,250,249
       Other hotel revenue                             670,717          691,254
       Offices rental                                2,133,627        2,092,281
                                                  ------------     ------------
                                                    13,086,943       12,308,919
                                                  ------------     ------------

Expenses
       Rooms                                         1,385,064        1,419,993
       Food and beverage                             2,640,968        2,652,685
       Other hotel revenue                             308,410          415,530
       Offices rental                                  999,007        1,033,447
                                                  ------------     ------------
                                                     5,333,449        5,521,655
                                                  ------------     ------------

       Operating department profits                  7,753,494        6,787,264
                                                  ------------     ------------

General and administrative expenses
     Depreciation and amortization                   5,261,196        5,551,469
     Management fees                                   469,903          385,533
     Utilities                                       1,027,456        1,174,296
     General and administrative expenses             2,566,797        2,566,919
                                                  ------------     ------------
                                                     9,325,352        9,678,217
                                                  ------------     ------------

        Operating income (loss)                     (1,571,858)      (2,890,953)

Loan forgiveness                                             -       17,497,390
Interest expense                                    (1,382,785)        (794,950)
Interest income                                          4,804            7,381
Other income and expenses                              (11,207)         (10,653)
                                                  ------------     ------------
        Income before (loss) income taxes           (2,961,046)      13,808,215

Provision for income  taxes                                  -                -
                                                  ------------     ------------
        Net income (loss)                           (2,961,046)      13,808,215

Retained earnings (deficit)
        Beginning of year                            5,535,375       (8,272,840)
                                                  ------------     ------------
        End of year                               $  2,574,329     $  5,535,375
                                                  ============     ============


               See notes to financial statements

             SHENYANG HOLIDAY BUILDING COMPANY LIMITED
                   STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31,


(in USD)                                                        2003            2002
                                                           ------------    ------------
                                                                8.28731         8.28695
Operating activities
     Net income (loss)                                     $ (2,961,046)   $ 13,808,215
     Adjustments to reconcile net income (loss) to
          net cash provided by operating activities:
         Depreciation and amortization                        5,261,196       5,551,469
         Loan forgiveness                                             -     (17,497,390)
         Change in working capital components:                        -               -
           Accounts receivable, net                            (177,307)         61,470
           Inventories                                          192,037         (81,150)
           Prepaids and other current assets                     23,539          (5,325)
           Accounts payable and accrued expenses             (3,282,891)      2,025,841
           Deferred revenue and customer deposits               (16,451)     (2,346,393)
           Payable to management company                        100,115          65,745
                                                           ------------    ------------
     Net cash provided by (used in) operating activities       (860,808)      1,582,482
                                                           ------------    ------------


Investing  activities
     Purchase of property and equipment                        (284,175)     (1,340,205)
                                                           ------------    ------------
     Net cash used in investing activities                     (284,175)     (1,340,205)
                                                           ------------    ------------

Financing activities
     Capital contribution                                       482,666               -
                                                           ------------    ------------
     Net cash provided by financing activities                  482,666               -
                                                           ------------    ------------

(Decrease) increase in cash                                    (662,317)        242,277

Cash
     Beginning of year                                        1,204,741         962,464
                                                           ------------    ------------
     End of year                                           $    542,424    $  1,204,741
                                                           ============    ============


Supplemental disclosures of cash flow information
Cash paid for:
     Interest                                              $  1,726,322    $    451,398
     Income taxes                                          $          -    $          -


               See notes to financial statements

NOTE 1. BASIS OF PRESENTATION AND ORGANIZATION

       Shenyang Holiday Building Company Limited (the Company) is a limited liability company formed and registered in Shenyang City, Liaoning Province, People's Republic of China (PRC or China) in 1998. The Company has a life of twenty years. The Company's members are China Hainan JinTaeHe Entertainment Ltd. and US Holiday Trading Company Inc. The Company's members can extend its life by mutual agreement and by filing an extension application with the China Industry and Business Management Department. The extension can be for 20 years, and must be filed six months before the Company's current expiration.

       The Company is engaged in the ownership, operation, and development of hospitality facilities, such as hotels and restaurants, and office building. The hotel operations of the Company are currently conducted under the names of Holiday Inn City Centre Shenyang and Hotel Inter-Continental Shenyang. The Company has a contract with an international hotel management company, Holiday Inns (China) Limited, (a subsidiary of the publicly traded Intercontinental Hotels Group PLC, formerly known as Six Continents PLC). The management company operates and manages the Company's two hotels. Additionally, the Company owns and manages, City Plaza, a commercial office building and City Restaurant, an up-scale restaurant. The Company views the hotel operations and office building rental business as two of its operating segments. All of the Company's operations are in contiguous buildings in one city block. Each hotel property derives its revenues primarily from room rentals and food and beverage sales.

       Room rentals include long-term contracts. The United States Consulate in Shenyang renewed its long-term contract with the Company. The Company has a three-year contract with the US Consulate beginning in November 2003. The US Consulate is allowed to terminate the contract with a ninety-day advance notice. The US Consulate accounts for twenty percent of long-term contracts. Long-term contracts accounted for twenty four percent of room revenue in 2003 and twenty one percent in 2002.

       The financial statements include only items relating to the business of Shenyang Holiday Building Company Limited and do not include other businesses operated by the owners of Shenyang Holiday Building Company Limited.

       The management company has promotions with the InterContinental Hotels Group. The Company has local marketing campaigns to promote its visibility and repeat business. Revenue is seasonal with the lowest in winter and spring and the highest in summer and fall.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. During 2002, the Company changed its fiscal year end from September 30 to December 31 and its financial statements for 2002 have been adjusted and presented for the year ended December 31, 2002.

Use of Estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Currency Translation

         The Company's books and records are maintained in Chinese Renminbi ("RMB"). Substantially all of the Company's operations are denominated in RMB. The Company's reporting currency is the US dollar. Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Revenue and expense accounts are translated at the average of exchange rates during the year. Gains and losses from foreign currency transactions are recorded in the statements of operations, and in accumulated other comprehensive income (loss) as a component of members' equity.

Inventories

        Inventories at December 31, 2003 consist of food and beverage items, hotel operating stocks, such as chinaware, silverware, and linen, and are stated at the lower of cost or market. Cost is determined by the weighted-average cost method.

Property and Equipment


       Property and equipment are stated at cost. Interest incurred during construction of facilities or expansions is capitalized at the Company's weighted-average borrowing rate and amortized over the life of the related asset. Interest capitalization ceases when a project is substantially completed or construction activities are no longer underway. No interest was capitalized in the years ended December 31, 2003 and 2002. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in the statement of operations.


       Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the asset life or lease term. The service lives of assets are generally 30 to 40 years for buildings and improvements and five to 20 years for furniture and equipment.


        The carrying values of the Company's assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount. Assets are grouped at the property level when estimating future cash flows for determining whether an asset has been impaired. If it is determined that an impairment has occurred, an impairment loss is recognized in the statement of operations.


Revenue Recognition


       Room revenues are derived from rooms and suites rented to guests. Room revenue is recognized at the time the room is provided to the guest.


       Food and beverage revenues are derived from food and beverage sales in the hotels food outlets, including restaurants, room service and banquets. Food and beverage revenue is recognized at the time food and beverage is provided to the guest.


       Other revenues include retail sales, entertainment sales, telephone, income from a separately operated restaurant, and other miscellaneous income at the hotels. These revenues are recognized at the time the service is provided.


       Office lease revenues are derived from office space rented to various companies. Office lease revenue is recognized monthly over the time period the office space is provided to the lessees.


       Deferred revenues are recognized on a monthly basis over the term of leases when payments are collected in advance.


 Club Program


       The Company offers its guests the opportunity to earn points redeemable for cash and complimentary rooms and food and beverage based on the Company's promotional activities. Substantially all points are redeemed at checkout or during the guest's stay. The Company does not recognize an equal amount of revenue and expense for the complimentary rooms and food and beverage. The Company records only the net amount as revenue. The actual cost of the complimentary rooms and food and beverage are included in the cost of revenue, and not accounted for as a reduction of revenue.


Advertising Expense


       Advertising expense includes the costs associated with the production of advertisements and the communication of those advertisements. Advertising costs are expensed as incurred in accordance with Statement of Position ("SOP") 93-7, "Reporting on Advertising Costs."


Start-up Costs

       Costs of start-up activities, including pre-opening costs, are expensed as incurred except costs identified as tangible assets such as inventory or property and equipment.

Income Taxes


       The Company accounts for income taxes under the provisions of SFAS No. 109: "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes is provided using the liability method and is recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits or that future deductibility is uncertain.


Comprehensive Income (Loss)


       Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to the owners. For the Company, comprehensive income (loss) for the years presented includes net income (loss) and foreign currency translation adjustments.


Fair Value of Financial Instruments


       The Company believes that the carrying value of its cash, accounts receivable, accounts payable, accrued liabilities, and notes payable as of December 31, 2003 approximate their respective fair values.


NOTE 3. CASH


       As of December 31, 2003, the Company maintained the majority of its cash balance on deposit with the following banks in China:

Bank of Communications                                  $           468,992
Bank of Zhongxin                                                     12,742
Agricultural Bank of China                                           12,225
Bank of China                                                         7,680

NOTE 4. ACCOUNTS RECEIVABLE


       Accounts receivable balances as of December 31, 2003 are as follows:

Hotel                                                   $           441,863
Office lease                                                        306,731
Other                                                                36,632
                                                        --------------------
                                                                    785,226
Less allowance for doubtful accounts                                 11,276
                                                        --------------------
                                                        $           773,950
                                                        ===================

       Bad debt expense was $11,585 and $6,758 for the years ended December 31, 2003 and 2002, respectively.

NOTE 5. INVENTORY


       Inventories as of December 31, 2003 are as follows:

Food and beverage                                       $           153,650
China, silverware, and linen                                        471,781
Hotel supplies                                                      184,397
Other                                                                39,272
                                                        -------------------
     Total                                              $          849,100
                                                        ===================


NOTE 6. PROPERTY, EQUIPMENT AND LAND-USE RIGHTS


       Property and equipment as of December 31, 2003 are as follows:

Buildings, improvement and land-use rights              $       112,909,301
Furniture and equipment                                          16,826,728
Motor vehicles                                                      840,241
                                                        -------------------
                                                                130,576,270
Accumulated depreciation                                (        16,298,778)
                                                        -------------------
    Property and equipment, net                         $       114,277,492
                                                        ===================


       Included in the buildings, improvement and land-use rights were $13,482,669 interest and $18,916,959 other costs incurred before and during construction period. Depreciation expense for 2003 and 2002 amounted to $5,261,196, and $5,551,469, respectively.

         Shenyang Water and Real Estate Company, a state-owned enterprise, began construction and development, and the Company finalized its acquisition of the properties and equipment after the Company renovated Crown Plaza Hotel, which was re-flagged into an Inter-Continental Hotel. Private ownership of land is not allowed in China. Rather, entities acquire the right to use land for a designated term. As part of the acquisition agreement, Shenyang Water and Real Estate Company transferred the land-use rights to the Company. As of December 31, 2003, among the three parcels of land on which the Company's property and equipment are located, the Company has obtained the certificates of land-use rights to two of the parcels. The transfer of land-use rights of the remaining property is expected to be completed in 2004. The two certificates of land-use rights are for a period of forty years, ending on August 14, 2042, and 2043, respectively. Buildings and improvements are attached to the land-use rights. If extension is not filed for the land-use rights, the building and improvements will revert to the state-owned enterprise on the date of termination.

NOTE 7. LONG-TERM DEBT


       Long-term debt balances as of December 31, 2003 are as follows:

5.58% Bank Note, due 2007                               $        24,135,060
Note due to developer                                            68,872,907
                                                        ------------------
                                                                 93,007,967
Less current maturities                                           2,011,657
                                                        -------------------
Net long-term debt                                      $        90,996,310
                                                        ===================



          Debt maturities during the next five years are as follows:

2004                                                    $        2,011,657
2005                                                             8,046,629
2006                                                             8,046,629
2007                                                             6,030,145
To be negotiated                                                68,872,907
                                                        ------------------
                                                        $       93,007,967
                                                        ==================



       The Company borrowed $22,123,403 under a 5-year loan agreement with the Agricultural Bank of China in August 2002. The note, collateralized by buildings owned by the Company, bears an interest rate of 5.58% per annum. Interest is payable on quarterly basis in November, February, May, and August. The principal is payable on quarterly basis starting November 23, 2004.


       The Company's buildings and land-use rights were purchased from Shenyang Water and Real Estate Company, a local real estate developer ("Developer"). In the building purchase agreement, the Company and the Developer agreed that the total amount due to the Developer as of December 31, 2003 was $68,872,907; however, payment terms are still being negotiated. The Developer agreed that no principal and interest were due from the Company while payment terms are being negotiated. The Developer confirmed in March 2004 that the payment terms are still under negotiation.


       The Company classified the amount due to the Developer as long-term debt since 2001, and believes that it will be able to continue with the long-term classification based on the purchase agreement and the Developer's confirmation. The developer has demonstrated that it is financially capable of honoring the agreement. As discussed in Note 6, the developer transferred to the Company land-use rights on two parcels in 2003. The transfer of land-use rights on a third parcel is expected in 2004.


NOTE 8. INCOME TAXES


       Income is subject to taxation in the countries in which the Company operates. All of the Company's income was generated in China, which is subject to corporate income tax rate of 33% (30% state income tax and 3% local income tax). Pursuant to Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, from the year in which it begins to make profits, the Company is exempted from income tax in the first and second years, and allowed a 50% reduction in the third to fifth years. For the Company 2002 was the first year in which it began making profits. If the tax holiday had not existed, the Company's income tax expenses would have amounted to approximately to zero, and $1,680,000 for the year ended December 31, 2003 and 2002, respectively.

       The components of the net deferred tax assets mainly consist of the following:

                                                     2003                    2002
                                              ------------------      -------------------
Deferred tax assets:
  Net operating loss carryforwards           $           977,000      $              --
                                             --------------------     -------------------
     Total deferred tax assets                           977,000                     --
Less valuation allowance                     (           977,000 )    (              -- )
                                             --------------------     -------------------
                                             $                --      $              --
                                             ====================     ===================


       The Company has established a valuation allowance against its deferred tax assets due to its history of operating losses and the uncertainty surrounding the realization of such assets. Management's assessment is that current evidence is not adequate using the assessment criteria under generally accepted accounting principles to support a conclusion that it is more likely than not that any of the deferred tax asset will be realized in the future.


       Net operating loss may be offset against income of the subsequent years, over a period not exceeding five years. As of December 31, 2003, the net operating loss carryover amounted to approximately $3 million, which will expire starting January 1, 2008.

       The reconciliation of the statutory income tax rate to the effective income tax rate based on income before income tax stated in the statements of operations is as follows:


                                                     2003                    2002
                                             --------------------    -------------------
China statutory rate                                         33%                     33%
Effect of tax holiday                                        --      (               33%)
Valuation allowance                          (               33% )                   --
                                             --------------------    -------------------
    Effective rate                                           --                      --
                                             ====================    ===================


NOTE 9.  MEMBERS' EQUITY


       The Company is registered as a joint-venture company under the Chinese corporation laws and regulations and is governed by a board of directors. Capital contributions are made in accordance with the Company's bylaws and agreements among investors in forms of cash or on-behalf payments. There is no stock issued other than the capital contribution. Future profit distributions or liquidating priority are to be determined by the Board.


       During the years ended December 31, 2003 and 2002, the amount of capital contributions made by investors amounted to $482,000 and zero, respectively.

NOTE 10. SEGMENT REPORTING


       The Company has two reportable segments: office rental and hotel operations. The office rental segment derives its revenue from the Company's commercial leasing operations in the City Plaza Building. The hotel operations segment derives its room rental revenue from the Company's hotel buildings franchised as Holiday Inn City Centre Shenyang and Hotel Inter-Continental Shenyang.


       Room rentals include long-term stay contracts. The hotel operations segment derives its food and beverage sales from room service, banquet facilities, meeting rooms, and the hotels' restaurant and bar facilities. The Company also operates the City Restaurant in its City Plaza Building. Revenue from the City Restaurant and concessionaires in the hotels are included in the hotel operations segment.


       The accounting policies of the segments are the same as those described in the summary of significant accounting policies, except that interest expense, certain depreciation and general and administrative expense are not allocated to the reporting segments. Interest expense, certain depreciation and general and administrative expense are not provided to management on a segment basis and are not used by management to measure segment profit or loss. However, interest expense, certain depreciation and general administrative expense are provided to management and are thus provided here.


       The hotel segment is part of the hospitality industry. The office rental segment is part of the real estate industry. They are managed separately because each segment requires different levels of customer service, technology, and marketing strategies.


                                                     2003                      2002
                                             -------------------   -----------------------
Revenues
    Hotels                                   $        10,953,316   $             10,216,638
    Office rental                                      2,133,627                  2,092,281

    Unallocated corporate                                     --                        --
                                             --------------------  ------------------------
                                                      13,086,943                 12,308,919
                                             ====================  ========================


Interest revenues
    Hotels                                                 4,279                      5,853

    Office rental                                            525                      1,528

    Unallocated corporate                                     --                        --
                                             --------------------  ------------------------
                                                           4,804                     7,381
                                             ====================  ========================

                                                     2003                      2002
                                             --------------------  ------------------------
Interest expenses
    Hotels                                                     --                        --
    Office rental                                              --                        --
    Unallocated corporate                               1,382,785                   794,950
                                             --------------------  ------------------------
                                                        1,382,785                   794,950
                                             ====================  ========================


Depreciation and amortization
    Hotels                                              1,928,279                  1,917,694
    Office rental                                         634,527                    634,554
    Unallocated corporate                               2,698,390                  2,999,221
                                             --------------------  ------------------------
                                                        5,261,196                  5,551,469
                                             ====================  ========================


Segment profit (loss)
    Hotels                                             1,462,686                     300,522
    Office rental                                        468,614                     394,424
    Unallocated corporate                    (         4,892,346)                13,113,269
                                             --------------------  ------------------------
                                             $  (      2,961,046)  $            13,808,215
                                             ====================  ========================



NOTE 11. EMPLOYEE PENSION


       The Company incurs payroll related costs mandated by the PRC and its local government, such as insurance and welfare expenses, pension and unemployment funds, housing and inflation subsidies, and trade union funds. These payroll-related costs are comparable to payroll taxes in the United States and not considered as defined benefit costs. PRC labor regulations require the Company to pay a monthly contribution to the local labor bureau at a stated contribution rate based on the monthly basic compensation of qualified employees. The Company has no further liabilities beyond its monthly contribution.


       The Company contributes to a defined contribution plan administered by the InterContinental Hotel Group for its key executives. The Company's contribution amounted to $15,771 in 2003 and $3,095 in 2002.


NOTE 12.  CONCENTRATIONS OF CREDIT RISK


       The Company requires deposits from its hotel guests and tenants of its commercial office building. The Company has substantial tenant deposits, deferred revenue, and credit card deposits. The Company evaluates the credit worthiness of its customers and the collectibility of its receivables. The Company estimated its bad debt expense at $11,585 for 2003 and $6,758 for 2002. The collectibility of receivables could be affected by future economic events or other significant events in the People's Republic of China or neighboring countries.


NOTE 13.  COMMITMENTS AND CONTINGENCIES


       The Company has a twenty-year management contract with a hotel management company, Holiday Inns (China) Limited, starting on April 18, 2001 and renewable for an additional twenty-year term. The Shenyang Committee of Foreign Trade and Economic Co-operation approved the management contract. The management company operates and manages the Company's two hotels, Holiday Inn City Centre Shenyang and Hotel InterContinental Shenyang.

       The Company paid and expensed a $350,000 nonrefundable commitment fee to the management company in 2001. The Company pays every month to the management company a basic management fee and an incentive management fee. The basic management fee is 2.5% of adjusted gross revenue and the incentive management fee is 5.5% of gross operating profit. The gross operating profit is operating income before incentive management fee, depreciation and amortization, interest expense, taxes, and professional or other special fees relating to the ownership of the hotels. The Company also pays every month to the management company system fees for Holiday Inn and InterContinental.


       System fees are part of operating costs. The system fees are for the reservation system, marketing fee, marketing contribution as a percentage of certain promotional room revenue, employee training, employee satisfaction survey, travel agent commissions program, quality evaluation charge, and quality control program.


       The Company is disputing the hotel management company's practice of including room revenue from long-term contracts in the calculation of promotional fees. The Company maintains that such long-term contracts were acquired without any promotional program. Any settlement will be considered as forgiveness of debt. The settlement date and amount is not determinable.


       The Company's two hotels have the same key executives. The Company pays a base salary to its key executives. These key executives are entitled to a performance based incentive plan payable in cash. The incentive is variable, based on the achieved percentage of budgeted gross operating profit, and weighted based on performance measures (people, owner relations, quality, profit, and individual). The Company pays for the key executives' income tax associated with their employment as assessed by the government of the People's Republic of China. The Company provides live-in accommodations to its key executives and managers. Live-in accommodations are not taxable in the Peoples' Republic of China. The Company does not record an equal amount of revenue and expense for the live-in accommodations because certain costs such as management fees are automatically calculated based on revenue. The estimated value of the live-in accommodations is $1,300 per day or $474,566 per annum.

       The Company does not have an employment contract with its chief executive officer. The chief executive officer serves without pay and has waived payment for prior services rendered.


NOTE 14.  NEW ACCOUNTING PRONOUNCEMENTS


      In April 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections. SFAS No. 145 permits the recognition of an extraordinary gain or loss from extinguishments only when it meets the criteria of Accounting Principles Board (APB) Opinion No. 30. APB No. 30 states that extraordinary items are events and transactions that are distinguishable by both their unusual nature and by the frequency of their occurrence.


       This provision of SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with earlier application encouraged. Any extraordinary gain or loss from the extinguishments of debt in prior periods presented that do not meet conditions of APB No. 30 must be reclassified.


       Upon adoption of SFAS No. 145 in 2003, the Company reclassified the extraordinary gain on loan forgiveness in 2002 as a separate component of other income and presented as a component of continuing operations.

NOTE 15. SUBSEQUENT EVENTS

     On April 22, 2004, the Shenyang City Heping District Foreign Trade and Economic Cooperation Bureau responded to the Company's request for share ownership transfer as follows:



      a. Approved the Company's Chinese side owner's (Hainan JinTaeHe Entertainment Ltd) sale of its thirty percent interest in Shenyang Holiday Building Company Limited for three million RMB to US Holiday Investment Inc. US Holiday Investment Inc will pay cash within thirty days of ownership transfer.

      b. After the ownership transfer, the Company will change from a joint-venture company to a one hundred percent foreign-invested company.

      c. Approved US Holiday Trading Company Inc to change its name to US Holiday Investment Inc. d. Approved the Company's new bylaws.

       On May 21, 2004, the Company borrowed $29,445,128 under a 3-year loan agreement with the Bank of Communication. The note is collateralized by land and building owned by the Company and bears an interest rate of 4.35% per annum. Interest is payable monthly. The principal will mature on May 31, 2007. Proceeds from the loan were used to settle a portion of the amount due to the Developer.

                    US HOLIDAY INVESTMENT INC. AND SUBSIDIARY
                          INTERIM FINANCIAL STATEMENTS
                                  JUNE 30, 2004

US HOLIDAY INVESTMENT INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                                           JUNE 30, 2004    DECEMBER 31,
 ASSETS                                                                                      (Unaudited)         2003
                                                                                           -------------    -------------

Current assets

                 Cash and equivalents                                                      $     448,413    $     542,424

                 Accounts receivable, net                                                        738,068          773,950

                 Inventories                                                                     803,484          849,100

                 Prepaids and other current assets                                               175,744          150,508
                                                                                           -------------    -------------
                         Total current assets
                                                                                               2,165,709        2,315,982

Property and equipment, net                                                                  113,005,662      114,277,492
                                                                                           -------------    -------------

                                                    TOTAL ASSETS                           $ 115,171,371    $ 116,593,474
                                                                                           =============    =============
 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

                 Current maturities of long-term debt                                      $   6,035,045    $   2,011,657

                 Accounts payable and other current liabilities                                   22,847          797,426

                 Accrued expenses                                                                535,140          674,596

                 Deferred revenue and customer deposits                                        1,397,235        1,651,404

                 Payable to management company                                                   433,386          376,193
                                                                                           -------------    -------------
                         Total current liabilities
                                                                                               8,423,653        5,511,276

Long-term  debt, net of current  maturities                                                   86,974,045       90,996,310
                                                                                           -------------    -------------
                                               TOTAL LIABILITIES                              95,397,698       96,507,586
                                                                                           -------------    -------------

                 Commitments and contingent liabilities

                 Stockholders' equity
                 Common stock, 100,000 shares authorized,
                    issued and outstanding - stated value                                         10,000           10,000

                 Paid-in capital                                                              17,501,606       17,501,606

                 Retained earnings                                                             2,262,101        2,574,329

                 Other comprehensive income (loss)                                                   (34)             (47)
                                                                                           -------------    -------------
                     Total stockholders' equity
                                                                                                               20,085,888
                                                                                           -------------    -------------

                                                                                           -------------    -------------


                      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 115,171,371    $ 116,593,474
                                                                                           =============    =============


                        SEE NOTES TO FINANCIAL STATEMENTS

US HOLIDAY INVESTMENT INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                             THREE-MONTH PERIODS ENDED       SIX-MONTH PERIODS ENDED
                                                                    (Unaudited)                   (Unaudited)
                                                           JUNE 30, 2004   JUNE 30, 2003  JUNE 30, 2004  JUNE 30, 2003
                                                            -----------    -----------    -----------    -----------
Revenues
       Rooms                                                $ 1,607,082    $ 1,132,275    $ 3,098,260    $ 2,460,904

       Food and beverage                                        746,303        584,440      1,516,929      1,310,067

       Other hotel revenue                                      171,268        129,040        340,813        283,644

       Office rental                                            513,224        555,761      1,029,347      1,056,444
                                                            -----------    -----------    -----------    -----------

                      TOTAL REVENUES                          3,037,877      2,401,516      5,985,349      5,111,059
                                                            -----------    -----------    -----------    -----------
Expenses

       Rooms                                                    144,049        119,911        285,333        299,181

       Food and beverage                                        426,214        223,064        946,712        790,211

       Other hotel revenue                                       40,566         73,912         82,217        165,200

       Office rental                                            253,628        223,990        520,688        494,426
                                                            -----------    -----------    -----------    -----------

                      TOTAL EXPENSES                            864,457        640,877      1,834,950      1,749,018
                                                            -----------    -----------    -----------    -----------

        OPERATING DEPARTMENT PROFITS                          2,173,420      1,760,639      4,150,399      3,362,041
                                                            -----------    -----------    -----------    -----------

General and administrative expenses

     Depreciation and amortization                              640,364        641,519      1,283,505      1,283,406

     Management fees                                            135,291         84,386        259,014        176,640

     Utilities                                                  228,953        215,994        492,744        504,790

     General and administrative                               1,005,615        588,388      1,495,042      1,440,058
                                                            -----------    -----------    -----------    -----------

                                                              2,010,223      1,530,287      3,530,305      3,404,894
                                                            -----------    -----------    -----------    -----------


            OPERATING INCOME (LOSS)                             163,197        230,352        620,094        (42,853)


Loan forgiveness                                                      -              -              -              -

Interest expense                                               (446,538)      (344,149)      (786,951)      (680,773)

Interest income                                                     213            112            368            328

Other income and expenses                                       (75,741)       (45,181)      (145,739)       (90,663)
                                                            -----------    -----------    -----------    -----------
         INCOME BEFORE INCOME TAXES
                                                               (358,869)      (158,865)      (312,228)      (813,961)

Provision for income  taxes                                           -              -              -              -
                                                            -----------    -----------    -----------    -----------

                  NET INCOME (LOSS)                         $  (358,869)   $  (158,865)   $  (312,228)   $  (813,961)
                                                            ===========    ===========    ===========    ===========


                       SEE NOTES TO FINANCIAL STATEMENTS.

US HOLIDAY INVESTMENT INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                                    SIX-MONTH PERIODS ENDED
                                                                                                         (Unaudited)
                                                                                                  JUNE 30, 2004   JUNE 30, 2003
                                                                                                   -----------    -----------
OPERATING ACTIVITIES
Net income (loss)                                                                                  $  (312,228)   $  (813,961)
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
              Depreciation and amortization                                                          1,283,505      1,283,406
              Change in working capital components

                Accounts receivable, net                                                                35,889        (46,912)

                Inventories                                                                             45,624        101,405

                Prepaids and other current assets                                                      (25,233)       112,756

                Accounts payable and accrued expenses                                                 (914,232)    (2,989,687)

                Deferred revenue and customer deposits                                                (254,179)     1,900,922

                Payable to management company                                                           57,186         97,635
                                                                                                   -----------    -----------
                                                NET CASH PROVIDED BY (USED IN)
                                                          OPERATING ACTIVITIES                         (83,668)      (354,436)
                                                                                                   -----------    -----------


INVESTING  ACTIVITIES

              Capital expenditures                                                                     (10,343)        23,148
                                                                                                   -----------    -----------

                                         NET CASH USED IN INVESTING ACTIVITIES                         (10,343)        23,148
                                                                                                   -----------    -----------


                                   (DECREASE) INCREASE IN CASH AND EQUIVALENTS                         (94,011)      (331,288)



Cash and equivalents at beginning of the period                                                        542,424      1,204,741
                                                                                                   -----------    -----------
Cash and equivalents at the end of the period                                                      $   448,413    $   873,453
                                                                                                   ===========    ===========


Supplemental Disclosures of Cash Flow Information
Cash paid for:

              Interest                                                                             $   786,951    $         -

              Income taxes                                                                         $         -    $         -


                       SEE NOTES TO FINANCIAL STATEMENTS.

US HOLIDAY INVESTMENT INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)


NOTE 1.  GENERAL

Basis of Presentation and Organization

US Holiday Investment Inc was incorporated in the State of California as a stockholder of Shenyang Holiday Building Company Limited.

Shenyang Holiday Building Company Limited (Shenyang Holiday) was initially a limited liability company formed and registered in Shenyang City, Liaoning Province, People's Republic of China in 1998. Shenyang Holiday has a life of twenty years. On April 22, 2004, Shenyang Holiday became a one hundred percent foreign-invested company having only one member, US Holiday Investment Inc. Shenyang Holiday's member can extend its life by filing an extension application with the China Industry and Business Management Department. The extension can be for 20 years and must be filed six months before Shenyang Holiday's current expiration.


The Company is engaged in the ownership, operation, and development of hospitality facilities, such as hotels and restaurants, and office building. The hotel operations of the Company are currently conducted under the names of Holiday Inn City Centre Shenyang and Hotel Inter-Continental Shenyang. The Company has a contract with an international hotel management company, Holiday Inns (China) Limited, (a subsidiary of the publicly traded Intercontinental Hotels Group PLC, formerly known as Six Continents PLC). The management company operates and manages the Company's two hotels. Additionally, the Company owns and manages, City Plaza, a commercial office building and City Restaurant, an up-scale restaurant. The Company views the hotel operations and office building rental business as two of its operating segments. All of the Company's operations are in contiguous buildings in one city block. Each hotel property derives its revenues primarily from room rentals and food and beverage sales.


Room rentals include long-term contracts. The United States Consulate in Shenyang renewed its long-term contract with the Company. The Company has a three-year contract with the US Consulate beginning in November 2003. The US Consulate is allowed to terminate the contract with a ninety-day advance notice.


The financial statements include only items relating to the business of Shenyang Holiday Building Company Limited and do not include other businesses operated by the owners of Shenyang Holiday Building Company Limited.


The management company has promotions with the InterContinental Hotels Group. The Company has local marketing campaigns to promote its visibility and repeat business. Revenue is seasonal with the lowest in winter and spring and the highest in summer and fall.


Presentation of Interim Financial Information


In the opinion of the Company's management, the accompanying unaudited consolidated financial statements include all normal adjustments considered necessary to present fairly the financial position as of June 30, 2004 and the results of operations and cash flows for the six-month periods ended June 30, 2004 and 2003. Interim results are not necessarily indicative of results to be expected for any subsequent quarter or for the entire fiscal year. These financial statements should be read in conjunction with the Company's audited financial statements.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.


Use of Estimates


The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

US HOLIDAY INVESTMENT INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Currency Translation

The Company's books and records are maintained in Chinese Renminbi ("RMB"). Substantially all of the Company's operations are denominated in RMB. The Company's reporting currency is the US dollar. Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Revenue and expense accounts are translated at the average of exchange rates during the year. Gains and losses from foreign currency transactions are recorded in the statements of operations, and in accumulated other comprehensive income (loss) as a component of stockholders' equity.

Inventories

Inventories at June 30, 2004 consist of food and beverage items, hotel operating stocks, such as chinaware, silverware, and linen, and are stated at the lower of cost or market. Cost is determined by the weighted-average cost method.

Property and Equipment

Property and equipment are stated at cost. Interest incurred during construction of facilities or expansions is capitalized at the Company's weighted-average borrowing rate and amortized over the life of the related asset. Interest capitalization ceases when a project is substantially completed or construction activities are no longer underway. No interest was capitalized during the six months periods ended June 30, 2004 and 2003. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in the statement of operations.

Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the asset life or lease term. The service lives of assets are generally 30 to 40 years for buildings and improvements and five to 20 years for furniture and equipment.

The carrying values of the Company's assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount. Assets are grouped at the property level when estimating future cash flows for determining whether an asset has been impaired. If it is determined that an impairment has occurred, an impairment loss is recognized in the statement of operations.

Revenue Recognition

Room revenues are derived from rooms and suites rented to guests. Room revenue is recognized at the time the room is provided to the guest.

Food and beverage revenues are derived from food and beverage sales in the hotels food outlets, including restaurants, room service and banquets. Food and beverage revenue is recognized at the time food and beverage is provided to the guest.


Other revenues include retail sales, entertainment sales, telephone, income from a separately operated restaurant, and other miscellaneous income at the hotels. These revenues are recognized at the time the service is provided.


Office lease revenues are derived from office space rented to various companies. Office lease revenue is recognized monthly over the time period the office space is provided to the lessees.


Deferred revenues are recognized on a monthly basis over the term of leases when payments are collected in advance.

US HOLIDAY INVESTMENT INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Club Program

The Company offers its guests the opportunity to earn points redeemable for cash and complimentary rooms and food and beverage based on the Company's promotional activities. Substantially all points are redeemed at checkout or during the guest's stay. The Company does not recognize an equal amount of revenue and expense for the complimentary rooms and food and beverage. The Company records only the net amount as revenue. The actual cost of the complimentary rooms and food and beverage are included in the cost of revenue, and not accounted for as a reduction of revenue.

Advertising Expense

Advertising expense includes the costs associated with the production of advertisements and the communication of those advertisements. Advertising costs are expensed as incurred in accordance with Statement of Position ("SOP") 93-7, "Reporting on Advertising Costs."

Start-up Costs

Costs of start-up activities, including pre-opening costs, are expensed as incurred except costs identified as tangible assets such as inventory or property and equipment.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109:
"Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes is provided using the liability method and is recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits or that future deductibility is uncertain.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to the owners. For the Company, comprehensive income (loss) for the years presented includes net income (loss) and foreign currency translation adjustments.

Fair Value of Financial Instruments

The Company believes that the carrying value of its cash, accounts receivable, accounts payable, accrued liabilities, and notes payable as of June 30, 2004 approximates their respective fair values.


NOTE 3. CASH

As of June 30, 2004, the Company maintained the majority of its cash balance on deposit with the following banks in China:


                                                              JUNE 30, 2004
                                                         -------------------

            Bank of Communications                               $  290,084

            Bank of Zhongxin                                         12,790

            Agricultural Bank of China                                7,708

            Bank of China                                             3,273

US HOLIDAY INVESTMENT INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)


NOTE 4. ACCOUNTS RECEIVABLE


       Accounts receivable balances as of June 30, 2004 are as follows:


                                                              JUNE 30, 2004
                                                         -------------------

            Hotel                                               $   496,528

            Office lease                                            215,096

            Other                                                    26,444
                                                         -------------------
            Total                                               $   738,068
                                                         ===================


NOTE 5. INVENTORY

       Inventories as of June 30, 2004 are as follows:


                                                              JUNE 30, 2004
                                                         -------------------

            Food and beverage                                   $   147,260

            China, silverware and linen                             444,666

            Hotel supplies                                          136,161

            Other                                                    75,397
                                                         -------------------
            Total                                               $   803,484
                                                         ===================


NOTE 6. PROPERTY, EQUIPMENT AND LAND-USE RIGHTS


       Property and equipment as of June 30, 2004 are as follows:


                                                              JUNE 30, 2004
                                                         -------------------

            Buildings, improvement and land-use rights        $ 112,878,562

            Furniture and equipment                              16,838,458

            Motor vehicles                                          840,251
                                                         -------------------
                                                                130,557,271

            Less accumulated depreciation                        17,551,609
                                                         -------------------

            Net                                               $ 113,005,662
                                                         ===================

Included in the buildings, improvement and land-use rights were $13,482,669 interest and $18,916,959 other costs incurred before and during construction period. Depreciation expense for the six months ended June 30, 2004 and 2003 amounted to $1,283,505, and $1,283,406, respectively.


Shenyang Water and Real Estate Company, a state-owned enterprise, began construction and development, and the Company finalized its acquisition of the properties and equipment after the Company renovated Crown Plaza Hotel, which was re-flagged into an Inter-Continental Hotel. Private ownership of land is not allowed in China. Rather, entities acquire the right to use land for a designated term. As part of the acquisition agreement, Shenyang Water and Real Estate Company transferred the land-use rights to the Company. As of June 30, 2004, among the three parcels of land on which the Company's property and equipment are located, the Company has obtained the certificates of land-use rights to two of the parcels. The transfer of land-use rights of the remaining property is expected to be completed in 2004. The two certificates of land-use rights are for a period of forty years, ending on August 14, 2042, and 2043, respectively. Buildings and improvements are attached to the land-use rights. If extension is not filed for the land-use rights, the building and improvements will revert to the state-owned enterprise on the date of termination.

US HOLIDAY INVESTMENT INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)


NOTE 7. LONG-TERM DEBT

       Long-term debt balances as of June 30, 2004 are as follows:

            5.58 Bank note, due 2007                                                  $  24,135,352

            4.35 Bank note, due 2007                                                     29,445,128

            Note due to developer                                                        39,428,610
                                                                             -----------------------

                                                                                         93,009,090

            Less current liabilities                                                      6,035,045
                                                                             -----------------------

            Long-term debt                                                            $  86,974,045
                                                                             =======================

         Debt maturities during the next five years are as follows:


            2004                                                                       $  2,011,682

            2005                                                                          8,046,726

            2006                                                                          8,046,726

            2007                                                                         35,475,346

            To be negotiated                                                             39,428,610
                                                                             -----------------------

                                                                                      $  93,009,090
                                                                             =======================

The Company borrowed $22,123,403 under a 5-year loan agreement with the Agricultural Bank of China in August 2002. The note, collateralized by buildings owned by the Company, bears an interest rate of 5.58% per annum. Interest is payable on quarterly basis in November, February, May, and August. The principal is payable on quarterly basis starting November 23, 2004.

The Company's buildings and land-use rights were purchased from Shenyang Water and Real Estate Company, a local real estate developer ("Developer"). In the building purchase agreement, the Company and the Developer agreed that the total amount due to the Developer as of December 31, 2003 was $68,872,907; however, payment terms are still being negotiated. The Developer agreed that no principal and interest were due from the Company while payment terms are being negotiated. The Developer confirmed in March 2004 that the payment terms are still under negotiation.


On May 21, 2004, the Company borrowed $29,445,128 under a 3-year loan agreement with the Bank of Communication. The note is collateralized by land and building owned by the Company and bears an interest rate of 4.35% per annum. Interest is payable monthly. The principal matures on May 31, 2007. Proceeds from the loan were used to settle a portion of the amount due to the Developer.


The Company classified the amount due to the Developer as long-term debt since 2001, and believes that it will be able to continue with the long-term classification based on the purchase agreement and the Developer's confirmation. The developer has demonstrated that it is financially capable of honoring the agreement. As discussed in Note 6, the developer transferred to the Company land-use rights on two parcels in 2003. The transfer of land-use rights on a third parcel is expected in 2004.

NOTE 8. INCOME TAXES

Income is subject to taxation in the countries in which the Company operates. All of the Company's income was generated in China, which is subject to corporate income tax rate of 33% (30% state income tax and 3% local income tax). Pursuant to Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, from the year in which it begins to make profits, the Company is exempted from income tax in the first and second years, and allowed a 50% reduction in the third to fifth years. For the Company, 2002 was the first year in which it began making profits.

US HOLIDAY INVESTMENT INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)


NOTE 8. INCOME TAXES  - CONTINUED

The Company has established a valuation allowance against its deferred tax assets due to its history of operating losses and the uncertainty surrounding the realization of such assets. Management's assessment is that current evidence is not adequate using the assessment criteria under generally accepted accounting principles to support a conclusion that it is more likely than not that any of the deferred tax asset will be realized in the future.


Net operating loss may be offset against income of the subsequent years, over a period not exceeding five years. As of December 31, 2003, the net operating loss carryover amounted to approximately $3 million, which will expire starting January 1, 2008.


NOTE 9. SEGMENT REPORTING


The Company has two reportable segments: office rental and hotel operations. The office rental segment derives its revenue from the Company's commercial leasing operations in the City Plaza Building. The hotel operations segment derives its room rental revenue from the Company's hotel buildings franchised as Holiday Inn City Centre Shenyang and Hotel Inter-Continental Shenyang.


The Company has two reportable segments: office rental and hotel operations. The office rental segment derives its revenue from the Company's commercial leasing operations in the City Plaza Building. The hotel operations segment derives its room rental revenue from the Company's hotel buildings franchised as Holiday Inn City Centre Shenyang and Hotel Inter-Continental Shenyang.


Room rentals include long-term stay contracts. The hotel operations segment derives its food and beverage sales from room service, banquet facilities, meeting rooms, and the hotels' restaurant and bar facilities. The Company also operates the City Restaurant in its City Plaza Building. Revenue from the City Restaurant and concessionaires in the hotels are included in the hotel operations segment.


The accounting policies of the segments are the same as those described in the summary of significant accounting policies, except that interest expense, certain depreciation and general and administrative expense are not allocated to the reporting segments. Interest expense, certain depreciation and general and administrative expense are not provided to management on a segment basis and are not used by management to measure segment profit or loss. However, interest expense, certain depreciation and general administrative expense are provided to management and are thus provided here.

The hotel segment is part of the hospitality industry. The office rental segment is part of the real estate industry. They are managed separately because each segment requires different levels of customer service, technology, and marketing strategies. Significant components of the Company's business segments are as follows:

                                                           Three months ended      Six months ended June 30
                                                       June 30, 2004 June 30, 2003    2004         2003
                                                        ----------   ----------   ----------   ----------
Revenues
   Hotels                                               $2,524,652   $1,738,049   $4,859,232   $3,777,652
   Office rental                                           513,224      555,761    1,029,347    1,056,444
   Unallocated corporate                                         -      107,707       96,770      276,963
                                                        ----------   ----------   ----------   ----------
                                                        $3,037,876   $2,401,517    5,985,349   $5,111,059
                                                        ----------   ----------   ----------   ----------

Interest revenues
   Hotels                                                 $      -    $       -      $     -      $     -
   Office rental                                                 -            -            -            -
   Unallocated corporate                                       213          112          368          328
                                                        ----------   ----------   ----------   ----------
                                                        $      213   $      112   $      368   $      328
                                                        ----------   ----------   ----------   ----------

US HOLIDAY INVESTMENT INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)


NOTE 9. SEGMENT REPORTING - CONTINUED


Interest expenses
   Hotels                          $         -   $         -    $         -    $         -
   Office rental                             -             -              -              -
   Unallocated corporate               446,538       344,149        786,951        680,773
                                   -----------   -----------    -----------    -----------
                                   $   446,538   $   344,149    $   786,951    $   680,773
                                   -----------   -----------    -----------    -----------

Depreciation and amortization
   Hotels                          $         -   $         -    $         -    $         -
   Office rental                             -             -              -              -
   Unallocated corporate               640,364       641,519      1,283,505      1,283,406
                                   -----------   -----------    -----------    -----------
                                   $   640,364   $   641,519    $ 1,283,505    $ 1,283,406
                                   -----------   -----------    -----------    -----------

SEGMENT PROFIT (LOSS)
   Hotels                          $ 1,158,111   $   507,105    $ 2,062,617    $ 1,028,455
   Office rental                       106,120       323,435        347,441        546,171
   Unallocated corporate            (1,623,100)     (989,405)    (2,722,286)    (2,388,577)
                                   -----------   -----------    -----------    -----------
                                   $  (358,869)  $  (158,865)   $  (312,228)   $  (813,951)
                                   -----------   -----------    -----------    -----------

NOTE 10. EMPLOYEE PENSION

The Company incurs payroll related costs mandated by the PRC and its local government, such as insurance and welfare expenses, pension and unemployment funds, housing and inflation subsidies, and trade union funds. These payroll-related costs are comparable to payroll taxes in the United States and not considered as defined benefit costs. PRC labor regulations require the Company to pay a monthly contribution to the local labor bureau at a stated contribution rate based on the monthly basic compensation of qualified employees. The Company has no further liabilities beyond its monthly contribution.


The Company contributes to a defined contribution plan administered by the InterContinental Hotel Group for its key executives. The Company's contribution amounted to $8,966 for the six months ended June 30, 2004.

NOTE 11.  CONCENTRATIONS OF CREDIT RISK

The Company requires deposits from its hotel guests and tenants of its commercial office building. The Company has substantial tenant deposits, deferred revenue, and credit card deposits. The Company evaluates the credit worthiness of its customers and the collectibility of its receivables. The collectibility of receivables could be affected by future economic events or other significant events in the People's Republic of China or neighboring countries.


NOTE 12.  COMMITMENTS AND CONTINGENCIES


The Company has a twenty-year management contract with a hotel management company, Holiday Inns (China) Limited, starting on April 18, 2001 and renewable for an additional twenty-year term. The Shenyang Committee of Foreign Trade and Economic Co-operation approved the management contract. The management company operates and manages the Company's two hotels, Holiday Inn City Centre Shenyang and Hotel InterContinental Shenyang.


The Company paid and expensed a $350,000 nonrefundable commitment fee to the management company in 2001. The Company pays every month to the management company a basic management fee and an incentive management fee. The basic management fee is 2.5% of adjusted gross revenue and the incentive management fee is 5.5% of gross operating profit. The gross operating profit is operating income before incentive management fee, depreciation and amortization, interest expense, taxes, and professional or other special fees relating to the ownership of the hotels. The Company also pays every month to the management company system fees for Holiday Inn and InterContinental.

US HOLIDAY INVESTMENT INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)


NOTE 12.  COMMITMENTS AND CONTINGENCIES - CONTINUED

System fees are part of operating costs. The system fees are for the reservation system, marketing fee, marketing contribution as a percentage of certain promotional room revenue, employee training, employee satisfaction survey, travel agent commissions program, quality evaluation charge, and quality control program.

The Company is disputing the hotel management company's practice of including room revenue from long-term contracts in the calculation of promotional fees. The Company maintains that such long-term contracts were acquired without any promotional program. Any settlement will be considered as forgiveness of debt. The settlement date and amount is not determinable.

The Company's two hotels have the same key executives. The Company pays a base salary to its key executives. These key executives are entitled to a performance based incentive plan payable in cash. The incentive is variable, based on the achieved percentage of budgeted gross operating profit, and weighted based on performance measures (people, owner relations, quality, profit, and individual). The Company pays for the key executives' income tax associated with their employment as assessed by the government of the People's Republic of China. The Company also provides live-in accommodations to its key executives and managers. Live-in accommodations are not taxable in the Peoples' Republic of China. The Company does not record an equal amount of revenue and expense for the live-in accommodations because certain costs such as management fees are automatically calculated based on revenue. The estimated value of the live-in accommodations is $1,300 per day or $474,566 per annum.

The Company does not have an employment contract with its chief executive officer. The chief executive officer serves without pay and has waived payment for prior services rendered.


NOTE 13.  NEW ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies under what circumstances a contract with initial investments meets the characteristics of a derivative and when a derivative contains a financing component. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. SFAS No. 149 did not affect on the Company's financial statement presentation or disclosures.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. SFAS No. 150 did not affect on the Company's financial statement presentation or disclosures.

US HOLIDAY INVESTMENT INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)


NOTE 14.  SUBSEQUENT EVENT

On July 1, 2004, the stockholders of US Holiday Investment Inc (the sole stockholder of Shenyang Holiday Building Company Limited) exchanged all of the Company's issued and outstanding securities (100, 000 shares) for China Hotel Holdings, Inc. stock at the exchange rate of 86 to 1. As a result, the three stockholders of US Holiday Investment Inc. received their original proportionate ratio in 8,600,000 shares of China Hotel Holdings, Inc. common stock on July 1, 2004.

The acquisition of US Holiday Investment Inc. by China Hotel Holdings, Inc. will be accounted for as an acquisition for financial reporting purposes. The merger is deemed to be a capital transaction and the net assets of US Holiday Investment Inc. (the accounting acquirer) will be carried forward to China Hotel Holdings, Inc. (the legal acquirer and the reporting entity). The acquisition process utilizes the capital structure of China Hotel Holdings, Inc. and the assets and liabilities of US Holiday Investment Inc. are recorded at historical cost. The financial statements of US Holiday Investment Inc. (and its wholly-owned subsidiary, Shenyang Holiday Building Company Limited) and China Hotel Holdings, Inc. will be combined for the year ended December 31, 2003 and 2002. In the financial statements, US Holiday Investment Inc. (and its wholly-owned subsidiary, Shenyang Holiday Building Company Limited) will be the operating entity for financial reporting purposes and the financial statements represent US Holiday Investment Inc.'s (and its wholly-owned subsidiary, Shenyang Holiday Building Company Limited's) financial position, results of operations, and cash flows. The equity of US Holiday Investment Inc. will be the historical equity of China Hotel Holdings, Inc. retroactively restated to reflect the number of shares issued in the transaction.

                           CHINA HOTEL HOLDINGS, INC.
                          AUDITED FINANCIAL STATEMENTS
                                  JUNE 30, 2004

                         REPORT OF INDEPENDENT AUDITORS




To the Board of Directors
China Hotel Holdings, Inc.



     We have audited the accompanying balance sheet of China Hotel Holdings, Inc. (the "Company") as of June 30, 2004, and the related statements of operations and cash flows for the period May 26 through June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Hotel Holdings, Inc. as of June 30, 2004, and the results of its operations and its cash flows for the period May 26 through June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.



Vasquez & Company LLP
Los Angeles, California
October 6, 2004

CHINA HOTEL HOLDINGS, INC.
BALANCE SHEET
JUNE 30, 2004
-------------------------------------------------------------------------------

ASSETS
Cash                                                            $  6,100
                                                                --------

                          TOTAL ASSETS                          $  6,100
                                                                ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities                                                     $      -
                                                                --------

                     TOTAL LIABILITIES                                 -
                                                                --------

Commitments and contingent liabilities

Stockholders' equity
Common stock, $0.001 par value, 10,000,000 shares authorized,      1,400
     1,400,000 issued and outstanding
Additional paid-in capital                                        33,600
Subscription receiveable                                         (18,900)
Retained - earnings (deficit)                                    (10,000)
                                                                --------

Total stockholders' equity                                         6,100
                                                                --------

             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $  6,100
                                                                ========

CHINA HOTEL HOLDINGS, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD MAY 26 THROUGH JUNE 30, 2004
-------------------------------------------------------------------------------

                                               COMMON STOCK
                                     ---------------------------------
                                                                          ADDITIONAL                 RETAINED -
                                                                           PAID-IN      SUBSCRIPTION EARNINGS
                                         SHARES           AMOUNT           CAPITAL      RECEIVABLES  (DEFICIT)        TOTAL
                                     ---------------- ----------------  --------------- ------------ ------------- -------------
 Issuance of founders' shares            1,050,000     $       1,050    $        (1,050)             $         -   $          -
 Shares issued for services                100,000               100              9,900                                   10,000
 Issuance of common stock                  250,000               250             24,750     (18,900)                        6,100
 Net loss                                                                                                 (10,000)       (10,000)
                                     ---------------- ----------------  --------------- ------------ ------------- -------------
 Balance, June 30, 2004                  1,400,000     $       1,400    $      33,600       (18,900) $    (10,000) $      6,100
                                     ================ ================  =============== ============ ============= =============

CHINA HOTEL HOLDINGS, INC.
STATEMENT OF OPERATIONS
FOR THE PERIOD MAY 26 THROUGH JUNE 30, 2004
--------------------------------------------------------------------------------





    REVENUES                                            $             -

    EXPENSES
    Professional services                                         10,000
                                                        ----------------

                                  NET LOSS              $        (10,000)
                                                        ================

CHINA HOTEL HOLDINGS, INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD MAY 26 THROUGH JUNE 30, 2004
--------------------------------------------------------------------------------




OPERATING ACTIVITIES
Net income (loss)                                          $        (10,000)
Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
        Common Stock issued for service                               10,000
                                                           -----------------
             NET CASH PROVIDED BY (USED IN)
                      OPERATING ACTIVITIES                               --
                                                           -----------------

FINANCING ACTIVITIES
    Issuance of common stock                                          6,100
                                                           -----------------
             NET CASH PROVIDED BY (USED IN)
                      FINANCING ACTIVITIES                            6,100
                                                           -----------------

                          INCREASE IN CASH                            6,100

Cash at beginning of the period                                          --
                                                           -----------------
Cash at the end of the period                              $          6,100
                                                           =================

SUPPLEMENTAL DISCLOSURE
    Interest paid                                          $             --
    Income taxes paid                                      $             --

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
    Subscription receivable                                $         18,900
    Issuance of common stock for services performed        $         10,000

NOTE 1.  ORGANIZATION

China Hotel Holdings, Inc. (the "Company") was incorporated in the State of Nevada on May 26, 2004 with authorized common stock of 10,000,000 shares at $0.001 par value. The Company was established for the purpose of doing business in the United States of America. As of June 30, 2004, the Company has issued 1,400,000 shares of its common stock.

For the period May 26 through June 30, 2004, the Company had no other activities other than those relating to the issuance of its common stock. During the same period, the Company did not have any employees.



NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Start-up Costs

Costs of start-up activities, including pre-opening costs, are expensed as incurred.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109:
"Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes is provided using the liability method and is recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits or that future deductibility is uncertain.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to the owners.

Fair Value of Financial Instruments

The Company believes that the carrying value of its cash and receivables as of June 30, 2004 approximate their respective fair values.

NOTE 3.  STOCKHOLDERS' EQUITY

The Company has authorized 10,000,000 shares of common stock of which 1,400,000 shares are issued and outstanding as of June 30, 2004.

NOTE 4. SUBSEQUENT EVENTS

On July 1, 2004, US Holiday Investment Inc. (the sole stockholder of Shenyang Holiday Building Company Limited) exchanged all of its issued and outstanding securities (100,000 shares) for the Company's common stock at the exchange rate of 86 to 1. As a result, the three stockholders of US Holiday Investment Inc. received their original proportionate ratio in 8,600,000 shares of the Company's common stock on July 1, 2004.

The Company's acquisition of US Holiday Investment Inc. will be accounted for as an acquisition for financial reporting purposes. The acquisition is deemed to be a capital transaction and the net assets of US Holiday Investment Inc. (the accounting acquirer) will be carried forward to the Company (the legal acquirer and the reporting entity). The acquisition process will utilize the capital structure of the Company and the assets and liabilities of US Holiday Investment Inc. will be recorded at historical cost.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PRELIMINARY PROSPECTUS
CHINA HOTEL HOLDINGS, INC.
Dated _____________, 2004

Selling shareholders are offering up to 350,000 shares of common stock. The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board or Pick Sheet Exchange and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation and By-laws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person under certain circumstances. Nevada law provides when a person is sued, either alone or with others, because he is or was a director or officer of the corporation, or of another corporation serving at the request of this corporation, in any proceeding arising out of his alleged malfeasance in the performance of his duties or out of any alleged wrongful act against the corporation or by the corporation, he shall be indemnified for his reasonable expenses, including attorney's fees incurred in the defense of the proceedings, if both of the following conditions exist:

      o The person sued is successful in whole or in part, or the proceeding against him is settled with the approval of the court; and

      o The court finds that his conduct fairly and equitably merits such indemnity.

The amount of such indemnity which may be assessed against the corporation, our receiver, or our trustee, by the court in the same or in a separate proceeding shall be so much of the expenses, including attorney's fees incurred in the defense of the proceeding, as the court determines and finds to be reasonable. Application for such indemnity may be made either by the person sued or by the attorney or other person rendering services to him in connection with the defense, and the court may order the fees and expenses to be paid directly to the attorney, or other person, although he is not a party to the proceeding. Notice of application for such indemnity shall be served upon the corporation, our receiver, or our trustee, or upon the plaintiff and other parties to the proceedings.

Our Articles and By-Laws also provide for indemnification to the fullest extent permitted under Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

--------------------------------------------- ---------------------------------
ITEM                                          AMOUNT
--------------------------------------------- ---------------------------------
SEC Registration Fee*                         20
--------------------------------------------- ---------------------------------
Legal Fees and Expenses                       25,000
--------------------------------------------- ---------------------------------
Accounting Fees and Expenses*                 90,000
--------------------------------------------- ---------------------------------
Miscellaneous*                                5,000
--------------------------------------------- ---------------------------------
Total*                                        120,020
--------------------------------------------- ---------------------------------
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

Upon formation on May 26, 2004, we issued 1,150,000 shares to six founders/consultants and one attorney for pre-incorporation consulting and legal services. We valued all the shares at $.001 based upon par value except for the 100,000 shares issued for legal services, which were valued at $.10 per share.

In June, 2004, we sold 147,000 shares of stock to 32 US citizens or residents at a price of $.10 per share for aggregate consideration of $14,700.We relied upon
Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:

      o None of these issuances involved underwriters, underwriting discounts or commissions;

      o     We placed restrictive legends on all certificates issued;

      o     No sales were made by general solicitation or advertising;

      o Sales were made only to accredited investors or investors who were sophisticated enough to evaluate the risks of the investment.


On July 1, 2004, in exchange for the issuance of 8,600,000 shares of our common stock, we acquired all of the issued and outstanding securities of our wholly-owned operating subsidiary, Shenyang Holiday Building Company Limited, which initially was a limited liability company formed and registered in Shenyang City, Liaoning Province, People's Republic of China in 1998.


In June, 2004, we sold 103,000 shares of stock to 28 non-US citizens or residents at a price of $.10 per share for aggregate consideration of $10,300.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances.

We believed that Regulation S was available because:

      [_] None of these issuances involved underwriters, underwriting discounts or commissions;

      [_]   We placed restrictive legends on all certificates issued;

      [_]   No US sales were made by general solicitation or advertising;

      [_] Sales were made only to accredited investors or investors who were sophisticated enough to evaluate the risks of the investment;

      [_] No offers or sales of stock under the Regulation S offering were made to persons in the United States;

      [_] No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

      o     Access to all our books and records.

      o Access to all material contracts and documents relating to our operations.

      o The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 2

         Stock Exchange Agreement

Item 3

      1     Articles of Incorporation of China Hotel Holdings, Inc.

      2     Bylaws of China Hotel Holdings, Inc.

      3     Organizational Documents of Subsidiary *


Item 4

      1     Form of common stock Certificate of the China Hotel Holdings,
            Inc.(1)

Item 5

      1     Legal Opinion of Williams Law Group, P.A.


Item 21

     Organizational Documents of Subsidiary*



Item 23

      1     Consent of Accountant

      2     Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

     *to be filed by amendment

     All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

       Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to:

     1. File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

         i. Include any prospectus required by section 10(a)(3) of the Securities Act;

         ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         iii. Include any additional or changed material information on the plan of distribution.

     2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Shenyang China on October 11, 2004.

     China Hotel Holdings, Inc.


---------------------------------------- ----------------------- -------------------------- --------------------------------
Title                                    Name                    Date                       Signature
---------------------------------------- ----------------------- -------------------------- --------------------------------
Principal Executive Officer              Jin Jun                 10-11-04                   /s/ Jin Jun
---------------------------------------- ----------------------- -------------------------- --------------------------------
Principal Financial Officer and           Hunter Huang Zhi Wei   10-11-04                   /s/ Hunter Huang Zhi Wei
Principal Financial Officer
---------------------------------------- ----------------------- -------------------------- --------------------------------

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the date indicated.

---------------------------------- ----------------------------- -------------------------------- --------------------------
SIGNATURE                          NAME                          TITLE                            DATE
---------------------------------- ----------------------------- -------------------------------- --------------------------
/s/ Jin Jun                        Jin Jun                       Director                         10-11-04
---------------------------------- ----------------------------- -------------------------------- --------------------------
/s/ Hunter Huang Zhi Wei           Hunter Huang Zhi Wei          Director                         10-11-04
---------------------------------- ----------------------------- -------------------------------- --------------------------
 /s/ Su Shi Ming                    Su Shi Ming                   Director                        10-11-04
---------------------------------- ----------------------------- -------------------------------- --------------------------

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


China Hotel Holdings, Inc.
9550 Flair Dr. #307
El Monte, CA 91731

We hereby consent to the reference to our firm under the caption "Experts" and to the inclusion in the Prospectus constituting a part of this Registration Statement on Form SB-2 of:

      o Our report dated October 6, 2004, relating to the financial statements of China Hotel Holdings, Inc. as of June 30, 2004; and

      o Our report dated May 11, 2004, except Note 15 for which the date is May 21, 2004, relating to the consolidated financial statements of Shenyang Holiday Building Company Limited as of December 31, 2003 and for the two years ended December 31, 2003.


/s/ VASQUEZ & COMPANY, LLP
Los Angeles, California

October 11, 2004